Exhibit 10.1
$425,000,000.00
FIRST AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of September 8, 2008
among
RTI INTERNATIONAL METALS, INC.
as Borrower
and
The Lenders Party Hereto
and
NATIONAL CITY BANK
as Administrative Agent
and
CITIBANK, N.A.
as Syndication Agent
and
PNC BANK, NATIONAL ASSOCIATION
as Documentation Agent
and
PNC CAPITAL MARKETS LLC and FIFTH THIRD BANK
as Co-Lead Arrangers
and
PNC CAPITAL MARKETS LLC
as Sole Bookrunner

Page

SCHEDULES

Schedule 2.01	—	Revolving Credit Commitments and Applicable Revolving Credit Percentages
Schedule 2.02	—	Term Loan Commitments and Applicable Term Loan Percentages
Schedule 2.04	—	Existing Letters of Credit
Schedule 2.10	—	Applicable Margins
Schedule 5.07	—	Litigation
Schedule 5.18	—	Subsidiaries
Schedule 7.01(a)	—	Existing Debt
Schedule 7.01(b)	—	Existing Subsidiary Debt
Schedule 7.02	—	Existing Liens
Schedule 7.07	—	Restrictions on Dividends
Schedule 10.02	—	Notice Information

EXHIBITS

Exhibit A	—	Form of Loan Notice
Exhibit B	—	Form of Conversion or Continuation Notice
Exhibit C	—	Form of Revolving Credit Commitment Increase Notice
Exhibit D	—	Form of Promissory Note (Revolving Loan)
Exhibit E	—	Form of Promissory Note (Term Loan)
Exhibit F	—	Form of Assignment and Assumption
Exhibit G	—	Form of Subsidiary Guaranty
Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of Compliance Certificate

FIRST AMENDED AND RESTATED CREDIT AGREEMENT
          This FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 8, 2008 among RTI INTERNATIONAL METALS, INC., an Ohio corporation (the “Borrower”), each lender from time to time party hereto, PNC BANK, NATIONAL ASSOCIATION, as issuer of letters of credit, PNC BANK NATIONAL ASSOCIATION, as Documentation Agent, CITIBANK, N.A., as Syndication Agent, PNC CAPITAL MARKETS LLC and FIFTH THIRD BANK, as Co-Lead Arrangers, and NATIONAL CITY BANK, as Swing Loan Bank and Administrative Agent.
          WHEREAS, the Borrower, various financial institutions and Citibank, N.A., as administrative agent for such various financial institutions, entered into that certain Credit Agreement, dated as of September 27, 2007 (as amended prior to the date hereof, the “Existing Credit Agreement”);
          WHEREAS, the Borrower has requested that the Lenders (as defined below) amend and restate the Existing Credit Agreement in order to provide a credit facility to make loans to the Borrower and that the Issuing Bank issue Letters of Credit on the Borrower’s behalf, and the Lenders and the Issuing Bank are willing to do so on the terms and conditions set forth herein; and
          WHEREAS, the Administrative Agent, the Documentation Agent and the Lenders are willing to amend and restate the Existing Credit Agreement in order to provide such credit upon the terms and conditions hereinafter set forth.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          Section 1.01 Defined Terms.
          As used in this Agreement, the following terms shall have the meanings set forth below:
          “Act” has the meaning assigned to such term in Section 10.16.
          “Administrative Agent” means National City Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

          “Administrative Agent Fee Letter” means that certain fee letter, dated September 3, 2008, by and between the Borrower and the Administrative Agent, as amended, modified or supplemented from time to time.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Commitments” means the Commitments, as applicable, of all the Lenders.
          “Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Lenders.
          “Aggregate Term Loan Commitments” means the Term Loan Commitments of all the Lenders.
          “Agreement” means this First Amended and Restated Credit Agreement.
          “Applicable Margin” means, from time to time, the percentages per annum determined by reference to the Leverage Ratio in respect of the facility fee pursuant to Section 2.12(a), the Revolving Loans which are Eurodollar Rate Loans and the Term Loans, as set forth on Schedule 2.10.
          “Applicable Revolving Credit Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Revolving Credit Loans has been terminated pursuant to Section 8.02 or if the Aggregate Revolving Credit Commitments have expired, then the Applicable Revolving Credit Percentage of each Lender shall be determined based on the Applicable Revolving Credit Percentage of such Lender most recently in effect, giving effect to any subsequent assignments or increase in Revolving Credit Commitments. The initial Applicable Revolving Credit Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

          “Applicable Term Loan Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Applicable Term Loan Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asbestos” includes chrysotile, amosite, crocidolite, tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any asbestos-containing material.
          “Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos.
          “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required hereunder), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
          “Assuming Revolving Credit Lender” has the meaning specified in Section 2.17(d).
          “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
          “Authorized Officer” the chief executive officer, president, chief financial officer, senior vice president of strategic planning and finance, assistant treasurer or treasurer of a Loan Party, acting singly or any officer designated by any such Loan Party. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          “Availability Period” means the period from and including the Closing Date to the Revolving Credit Maturity Date.
          “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming the compliance at such time with all conditions to drawing).
          “Bankruptcy and Equity Exception” has the meaning specified in Section 5.02.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced by the Administrative Agent from time to time as the Administrative Agent’s “prime rate.” Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
          “Borrower” has the meaning specified in the introductory paragraph hereto.
          “Borrower Materials” has the meaning assigned to such term in Section 6.01.
          “Borrowing” means a Revolving Loan Borrowing, a Swing Loan Borrowing or a Term Loan Borrowing.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
          “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
          “Cash Equivalents” means any of the following types of investments, to the extent owned by the Borrower or its Domestic Subsidiaries free and clear of all Liens, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) time deposits, certificates of deposit and eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers’ acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clauses (i) or (ii) and entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper maturing in one hundred eighty (180) days or less rated not lower than “A-1” by S&P or “P-1” by Moody’s on the date of acquisition, (v) variable rate demand notes whether recorded as cash equivalents or short-term investments under GAAP and rated not lower than A-1 by S&P or P-1 by Moody’s on the date of acquisition and credit enhanced either by a letter of credit from a bank meeting the qualifications specified in clause (ii) above or by bond insurance and (vi) shares of any money market fund that (i) has at least eighty percent (80%) of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii) and (iv) above, (ii) has net assets of not less than Five Hundred Million and 00/100 Dollars ($500,000,000.00.) and (iii) is rated at least “AAA” by S&P and, if rated by Moody’s, “Aaa” by Moody’s.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Entity or (c) compliance by any Lender (or, for the purpose of Section 3.04(b), any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Entity.
          “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests in the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated by the board of directors of the Borrower, or (iii) appointed by directors referred to in the preceding clauses (i) and (ii).
          “Closing Date” means the first date that all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Co-Lead Arranger Fee Letter” means that certain fee letter, dated August 28, 2008, by and between the Borrower and Fifth Third Bank, as amended, modified or supplemented from time to time.
          “Commitment” means a Term Loan Commitment, a Revolving Credit Commitment, a Swing Loan Commitment or a Letter of Credit Commitment.
          “Company Foreign Benefit Plan” has the meaning assigned to such term in Section 5.08(g).
          “Compensation and Benefit Plan” means, with respect to any Person, any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that covers employees or former employees, or directors or former directors of such Person or any of its Subsidiaries, or to which contributions are made or otherwise required to be made, by such Person or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.
          “Consolidated Debt” means, at any time, all Debt that would be required to appear as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP plus all guarantee obligations (or obligations having the economic effect of guarantee obligations) of the Borrower or any Subsidiary in respect of Debt of Persons other than the Borrower or any Subsidiary.
          “Consolidated EBITDA” means, for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, and (iii) depreciation and amortization expense for such period, all determined on a consolidated basis for each such item in accordance with GAAP; (iv) all other non-cash charges (including impairment charges with respect to good will) and expenses (including stock based compensation) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (v) charges, expenses and fees incurred in connection with this Agreement and the Loans, (vi) non-recurring charges, fees and expenses incurred in connection with corporate restructurings and acquisitions, in an aggregate amount not to exceed Ten Million and 00/100 Dollars ($10,000,000.00) in any calendar year and not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) during the term of this Agreement, and minus, to the extent included in determining such consolidated net income, any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP. EBITDA will be calculated on a pro forma basis to give effect to acquisitions and sales (other than in the ordinary course of business) by the

Borrower and its consolidated subsidiaries consummated on or after the first (1st) day of a measurement period and prior to the date of determination as if effective on the first (1st) day of such period.
          “Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP with respect to all outstanding Debt of the Borrower and its Subsidiaries.
          “Consolidated Net Income” means, for any period, net income for the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Tangible Assets” means, at any time, the total assets less all Intangible Assets appearing on the consolidated balance sheet of the Borrower as of the end of the most recently concluded fiscal quarter of the Borrower.
          “Contingent Obligation” of a Person means any obligation arising under any agreement, undertaking or arrangement by which such Person (a) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable for, the Debt or other financial obligation or similar liability of any other Person, excluding guarantees of the obligations of any Subsidiary which do not constitute Debt of such Subsidiary, or (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, but excluding endorsements of instruments for deposit or collection in the ordinary course of business.
          “Contracts” has the meaning specified in Section 5.03(b).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any of the Loan Parties and/or one or more of the Subsidiaries, are treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for the purposes of Section 302 of ERISA or Section 412 of the Code, under Section 414(b), (c), (m) or (o) of the Code.
          “Conversion or Continuation Notice” means a notice of conversion or continuation delivered pursuant to Section 2.06, which, if in writing, shall be substantially in the form of Exhibit B.

          “Debt” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable and accrued expenses arising in the ordinary course of such Person’s business payable on terms customary in the trade and not evidenced by a note), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, or similar instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations and (g) obligations for which such Person is obligated pursuant to or in respect of a letter of credit and, for the purpose of Section 7.01 only, Hedging Agreements.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum.
          “Documentation Agent” means PNC Bank, National Association, in its capacity as documentation agent under any of the Loan Documents, or any successor documentation agent.
          “Documentation Agent Fee Letter” means that certain engagement letter, dated July 28, 2008, by and between the Borrower and the Documentation Agent, as amended, modified or supplemented from time to time.
          “Dollar” and “$” mean lawful money of the United States.

          “Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of (i) any State of the United States or the District of Columbia or (ii) any commonwealth, territory or possession of the United States.
          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (such approval of the Administrative Agent and the Borrower, as applicable, not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          “Environmental Law” means any applicable Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or public health and safety; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any Person, trade or business that together with any Loan Party is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
          “ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the occurrence of an accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan or the filing of an application to waive the funding requirements with respect to any Pension Plan, (c) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan during a plan year in which such Loan Party or ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to any Plan, (d) the termination of a Pension Plan, the filing of a notice of intent to terminate such Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or to appoint a trustee to administer a Pension Plan, (f) any event or condition which could reasonable be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan, (g) the imposition upon any Loan Party or ERISA Affiliate of any withdrawal liability, or (h) the reorganization or insolvency of any Multiemployer Plan.
          “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Screen (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of National City Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two (2) Business Days before the first (1st) day of such Interest Period in an amount substantially equal to National City Bank’s Eurodollar Rate Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to one hundred percent (100%) minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters LIBOR01 Screen (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing shall be determined by National City Bank.
          “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing means the reserve percentage applicable two (2) Business Days before the first (1st) day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.
          “Event of Default” has the meaning specified in Section 8.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax imposed by the jurisdiction in which the Borrower is resident that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or the date on which a Participant becomes entitled to the benefits of Section 3.01 pursuant to Section 10.06(d) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
          “Existing Credit Agreement” has the meaning set forth in the preamble to this Agreement.
          “Existing Letters of Credit” means each “Letter of Credit” issued pursuant to the terms of, and as defined in, the Existing Credit Agreement and outstanding on the Closing Date and set forth on Schedule 2.04 hereto.
          “Extended Revolving Credit Maturity Date” has the meaning specified in Section 2.18(a).
          “Extending Revolving Credit Lender” has the meaning specified in Section 2.18(a)(i).
          “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for such day for such transactions received by the

Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Financial Officer” of a Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person or any officer having substantially the same position for such Person.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means each Subsidiary which is not a Domestic Subsidiary.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Governmental Entity” has the meaning specified in Section 5.03(a).
          “Guarantors” means the Material Subsidiaries that are Domestic Subsidiaries as of the date hereof and each other Subsidiary that has executed the Subsidiary Guaranty pursuant to Section 6.09.
          “Guaranty Supplement” means a Guaranty Supplement in the form attached as Exhibit B to the Subsidiary Guaranty.
          “Hazardous Substance” means any chemical, material or substance that is defined as harmful to human health, the environment, or natural resources by any Environmental Law, including without limitation, petroleum, petroleum products, Asbestos, and Asbestos-Containing Materials.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or puts and calls on any of the foregoing and with respect to equity securities.
          “Increasing and Extending Revolving Credit Lender” has the meaning specified in Section 2.18(a)(ii).
          “Increasing Revolving Credit Lender” has the meaning specified in Section 2.17(b).
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning specified in Section 10.04(b).
          “Information” has the meaning assigned to such term in Section 10.07.
          “Intangible Assets” means, at any date, the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Borrower prepared on a consolidated basis as of such date.
          “Intellectual Property Rights” shall mean all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in the Borrower’s and its Subsidiaries’ businesses and as to which Borrower and its Subsidiaries have rights.
          “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and, if such Interest Period has a duration of more than three (3) months, on each day that occurs during such Interest Period every three (3) months from the first (1st) day of such Interest Period and on the date such Eurodollar Rate advance shall be converted or paid in full; and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter commencing September 30, 2008 and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.
          “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the last day of the Interest Period determined in accordance with Section 2.11; provided that:
          (i) the Interest Period for any Eurodollar Rate Loan shall be for a period of one (1), two (2), three (3) or six (6) months;
          (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
          (iii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
          (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.
          “Investment Quebec Facility” means the loan facility up to the aggregate principal amount of Five Million One Hundred Seventy-Five Thousand and 00/100 Canadian Dollars (CDN $5,175,000.00) between Investissement Quebec and RTI-Claro, Inc. dated as of July 24, 2006.
          “IRS” means the United States Internal Revenue Service.
          “Issuing Bank” means PNC Bank, National Association, as the issuer of Letters of Credit, or such other Lender as shall, with the consent of the Issuing Bank, the Borrower and the Administrative Agent, have assumed the obligations of the Issuing Bank with respect to all or any of the Letters of Credit hereunder.
          “L/C Cash Collateral Account” has the meaning specified in Section 8.04(b).
          “L/C Cash Collateral Account Collateral” has the meaning specified in Section 8.04(b).
          “L/C Cash Collateral Account Investments” has the meaning specified in Section 8.04(c).
          “L/C Cash Collateral Account Obligations” has the meaning specified in Section 8.04(e)(i).
          “L/C Related Documents” has the meaning specified in Section 2.19(e)(i).
          “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond,

judgment, authorization or approval, lien or award of or settlement agreement with any Governmental Entity.
          “Lenders” means the Banks listed on the signature pages hereof and each assignee that shall become a party hereto pursuant to Section 10.06 and shall include the Swing Loan Bank and the Issuing Bank.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “Letter of Credit” has the meaning specified in Section 2.04(a).
          “Letter of Credit Agreement” has the meaning specified in Section 2.19(a)(i).
          “Letter of Credit Commitment” means, with respect to the Issuing Bank, the obligation of the Issuing Bank to issue Letters of Credit for the account of the Borrower in an amount not to exceed at any one time the Letter of Credit Facility, as such amount may be reduced from time to time by the Available Amount of any outstanding Letter of Credit issued by any other Issuing Bank.
          “Letter of Credit Facility” means an aggregate amount not to exceed Forty Million and 00/100 Dollars ($40,000,000.00) at any time outstanding.
          “Letter of Credit Loan” means a payment by the Issuing Bank of a draft drawn under any Letter of Credit pursuant to Section 2.19(b) or, without duplication, a payment by a Lender in respect thereof pursuant to Section 2.19(b).
          “Letter of Credit Outstandings” means, at any time, the aggregate Available Amount of all Letters of Credit plus the aggregate outstanding principal amount of all Letter of Credit Loans.
          “Leverage Ratio” has the meaning specified in Section 7.04(a).
          “Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
          “Litigation Claims” has the meaning specified in Section 5.07.

          “Loan Documents” means this Agreement, each Note, each Subsidiary Guaranty, each Pledge Agreement, the Administrative Agent Fee Letter and the Documentation Agent Fee Letter.
          “Loan Notice” means an Activity Report, pursuant to Section 2.05, which, shall be substantially in the form of Exhibit A.
          “Loan Parties” means, collectively, the Borrower and the Guarantors.
          “Loans” means all Term Loans, all Revolving Loans, all Swing Loans and all Letter of Credit Loans.
          “Margin Stock” has the meaning assigned to such term under Regulation U of the FRB.
          “Material Adverse Change” means a material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.
          “Material Adverse Effect” means a material adverse effect on the (a) business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) ability of each Loan Party to perform any of its obligations under any Loan Document to which it is a party or (c) rights or remedies available to the Lenders under any Loan Document.
          “Material Subsidiary” means, RMI Titanium Company, Tradco, Inc., RTI Energy Systems, Inc., Extrusion Technology Corporation of America, New Century Metals Southeast, Inc., RTI Finance Corp., RTI-Claro, Inc., RTI International Metals Limited and each other Subsidiary of the Borrower which at any time has five percent (5%) or more of the consolidated assets of the Borrower and its Subsidiaries.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means a Plan that is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is or was obligated to make contributions.
          “National City Bank” means National City Bank and its successors.
          “Net Debt” means as of any time, Consolidated Debt minus cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of Fifty Million and 00/100 Dollars ($50,000,000.00).
          “Non-Bank Certificate” has the meaning specified in Section 3.01(e)(iii).

          “Non-Extending Revolving Credit Lender” has the meaning specified in Section 2.18(a).
          “Note” or “Notes” means, singularly or collectively, as the context may require, all the Revolving Credit Notes and Term Notes.
          “Notice of Issuance” has the meaning specified in Section 2.19(a)(i).
          “Notice of Revolving Loan Borrowing” has the meaning specified in Section 2.05(b).
          “Notice of Swing Loan Borrowing” has the meaning specified in Section 2.05(c).
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Entity in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes or similar charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” has the meaning specified in Section 10.06(d).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any Plan that is subject to Section 412 of the Code or Title IV of ERISA, other than a Multiemployer Plan.

          “Permitted Liens” shall mean:
          (a) Liens for taxes, assessments, governmental levies or similar charges incurred in the ordinary course of business and which are not yet due and payable, or if due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted, but only so long as such proceedings could not subject the Administrative Agent, the Swing Loan Bank, the Lenders or the Issuing Bank to any civil or criminal penalties or liabilities, (ii) for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;
          (b) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions, other social security programs or similar program or to secure liability to insurance carriers under insurance or self insurance agreements or arrangement;
          (c) Liens of mechanics, materialmen, warehousemen, carrier or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or if such Liens are due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted, (ii) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;
          (d) Pledges, bonds or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course business;
          (e) (i) Encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (ii) defects in title to real property, and (iii) Liens, encumbrances and title defects affecting real property not known by the Borrower or a Subsidiary, as applicable, and not discoverable by a search of the public records, none of which materially impairs the use of such property;
          (f) (i) Liens on assets of a Person which is merged into or acquired by the Borrower or a Subsidiary of the Borrower on or after the date this Agreement, and (ii) Liens on assets acquired after the date of this Agreement, provided that (A) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (B) no such Lien is spread to cover any property or assets of the Borrower or any Subsidiary of the Borrower; and (C) the principal amount of Indebtedness secured thereby is not increased from the amount outstanding immediately prior to such merger or acquisition;
          (g) Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;
          (h) Liens placed upon fixed assets described on Schedule 7.02 or fixed assets or equipment hereafter acquired, in each case to secure all or a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of the Borrower or any Subsidiary;
          (i) Other Liens incidental to the conduct of the Borrower’s or any Subsidiary’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Borrower’s or any Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of the Borrower’s business;
          (j) Leases or subleases not otherwise prohibited by this Agreement or the other Loan Documents;
          (k) The titanium sponge manufacturing facility lease agreement which the Borrower or one of its Subsidiaries will enter into in connection with the financing of such facility and Liens on such facility in favor of state development authorities with respect to tax incentives in connection with such facility; and
          (l) Other Liens securing Debt not exceeding ten percent (10%) of the Consolidated Net Tangible Assets and not encumbering the Pledged Equity.
          (m) Liens created hereunder or under any other Loan Document in favor of the Administrative Agent for its benefit and the benefit of the Swing Loan Bank, any Issuing Bank or any Lender;
          “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          “Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which any Loan Party or ERISA Affiliate may have any liability.
          “Platform” has the meaning assigned to such term in Section 6.01(f).
          “Pledge Agreement” means the First Amended and Restated Negative Pledge and Pledge Agreement, dated as of the Closing Date, by the Borrower in favor of the Administrative Agent, the First Amended and Restated Equity Pledge Agreement, dated as of the Closing Date by the Borrower in favor of the Administrative Agent, the Charge Over Securities, dated September 27, 2007, between the Borrower and Citibank, N.A. (in its capacity as security agent) as amended and supplemented by a Supplemental Deed, dated as of the Closing Date, between the Borrower, Citibank, N.A. (the existing security agent) and the Administrative Agent (the new security agent) and any other pledge agreement executed from time to time by a Pledgor in favor of the Administrative Agent in substantially the forms attached hereto as Exhibit H with such changes as advisable based on the laws of the jurisdiction of organization of the Foreign Subsidiary the ownership interests of which are encumbered by such pledge agreement, each as amended, modified or supplemented from time to time.
          “Pledged Equity” means sixty-five percent (65%) of the shares of capital stock of RTI-Claro, Inc., and RTI Europe Limited and sixty-five percent (65%) of the capital stock, beneficial, partnership or membership interests of any Foreign Subsidiary which may from time to time be pledged by a Pledgor pursuant to Section 6.09.
          “Pledgor” means (i) the Borrower and (ii) each Domestic Subsidiary which owns, directly or indirectly, any Foreign Subsidiary which is a Material Subsidiary.
          “Proposed Additional Revolving Credit Commitment” has the meaning specified in Section 2.18(a)(ii).
          “Purchase” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as of the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.
          “Ratable Share” means the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitments) of all of the Lenders. If the Commitments have terminated or expired, the

Ratable Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Register” has the meaning specified in Section 10.06(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event pursuant to subsection         .22, .23, .27, .28 or .31 of DOL Regulations Section 4043.
          “Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02(a), Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Revolving Credit Assumption Agreement” has the meaning specified in Section 2.17(d)(ii).
          “Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assignment and Assumption, the amount set forth as such Lender’s “Revolving Credit Commitment” in such Assignment and Assumption or (c) if such Lender has entered into any Assignment and Assumption, the amount set forth as such Lender’s “Revolving Credit Commitment” in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such amount may be reduced pursuant to Section 2.08. The aggregate amount of the Revolving Credit Commitments on the Closing Date is Two Hundred Million and 00/100 Dollars ($200,000,000.00).
          “Revolving Credit Commitment Date” has the meaning specified in Section 2.17(b).
          “Revolving Credit Commitment Increase” has the meaning specified in Section 2.17(a).

          “Revolving Credit Increase Date” has the meaning specified in Section 2.17(a).
          “Revolving Credit Maturity Date” means the earliest of (a) September 27, 2012, subject to extension pursuant to Section 2.18, (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.08 and (c) the date of the termination in whole of the Commitments pursuant to Section 8.02(a).
          “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form of Exhibit D, as amended, modified or supplemented from time to time.
          “Revolving Loan” means a Loan by a Lender to the Borrower as part of a Revolving Loan Borrowing and refers to a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Revolving Loan.
          “Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made be each of the Lenders pursuant to Section 2.01.
          “Revolving Loan Outstandings” means, at any time, the then aggregate outstanding principal amount of all Revolving Loans.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Entity succeeding to any of its principal functions.
          “Solvent” shall mean, with respect to any person on a particular date, that on such date (i) the fair value of the property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (ii) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature and (iv) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. For purposes of the definition of “Solvent” above, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated (including, without limitation, any limited liability company or limited partnership), of which at least a majority of the securities ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.
          “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Guarantors in favor of the Administrative Agent, the Issuing Bank, the Swing Loan Bank and the Lenders, substantially in the form of Exhibit G, as supplemented from time to time pursuant to Section 6.09, each as amended, modified or supplemented from time to time.
          “Swing Loan” means a Loan made by (a) the Swing Loan Bank pursuant to Section 2.03 or (b) by any other Lender pursuant to Section 2.05(b).
          “Swing Loan Bank” means National City Bank or such other Lenders as shall, with the consent of each Swing Loan Bank, the Administrative Agent and the Borrower, have assumed all or any portion of the obligations of a Swing Loan Bank to make Swing Loans.
          “Swing Loan Borrowing” means a borrowing consisting of a Swing Loan made by the Swing Loan Bank.
          “Swing Loan Commitment” means an aggregate amount not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) at any one time.
          “Swing Loan Outstandings” means, at any time, the aggregate outstanding principal amount of all Swing Loans.
          “Syndication Agent” means Citibank, N.A., in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.
          “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
          “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

          “Term Loan” means a Loan by a Lender to the Borrower as part of a Term Loan Borrowing and refers to a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Term Loan.
          “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type made by each of the Lenders pursuant to Section 2.02(a).
          “Term Loan Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.02 hereto as such Lender’s “Term Loan Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assignment and Assumption, the amount set forth as such Lender’s “Term Loan Commitment” in such Assignment and Assumption or (c) if such Lender has entered into any Assignment and Assumption, the amount set forth as such Lender’s “Term Loan Commitment” in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), in each case as the Term Loan Outstandings with respect to such Term Loan Commitment are reduced under this Agreement, including without limitation, pursuant to Section 2.09(b). The aggregate amount of the Term Loan Commitments on the Closing Date is Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00).
          “Term Loan Maturity Date” means the earliest of (a) September 27, 2012, and (b) the date of the termination in whole of the Commitments pursuant to Section 8.02(a).
          “Term Loan Outstandings” means, at any time, the then aggregate outstanding principal amount of all Term Loans.
          “Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form of Exhibit E, as amended, modified or supplemented from time to time.
          “Total Commitments” means Four Hundred Twenty-Five Million and 00/100 Dollars ($425,000,000.00), as such amount may be increased or reduced as expressly provided in this Agreement.
          “Total Outstandings” means, at any time, the sum of (i) the Term Loan Outstandings, (ii) the Revolving Loan Outstandings, (iii) the Swing Loan Outstandings and the (iv) the Letter of Credit Outstandings.
          “Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the issuance of Letters of Credit and the use of the proceeds thereof.

          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
          “Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
          “United States” and “U.S.” mean the United States of America.
          “Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Applicable Revolving Credit Percentage of the aggregate Available Amount of all the Letters of Credit outstanding at such time.
          Section 1.02 Other Interpretive Provisions.
          With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

(vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (c) Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          Section 1.03 Accounting Terms.
          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          Section 1.04 Times of Day.
          Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          Section 1.05 Rounding.
          For the purposes of the calculating the number of shares of Pledged Equity pursuant to Sections 5.18 and 7.05(c) and the definition of “Pledged Equity”, if the pledge of sixty-five percent (65%) of the stock or other interests of the applicable Material Subsidiary would result in the issuance of fractional shares, such lower percentage that would be rounded up to sixty-five percent (65%) if such percentage were carried to the first decimal point may be used to determine the number of shares or other interests.
ARTICLE II
THE COMMITMENTS AND LOANS
          Section 2.01 Revolving Loans.
          (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time such Lender’s Unused Revolving Credit Commitment. Anything in this Agreement to the contrary notwithstanding, the Total Outstandings shall not on the date of any extension of credit under this Agreement nor on the last day of an Interest Period for any outstanding Borrowing exceed the Total Commitments.
          (b) Each Revolving Loan Borrowing shall be in an aggregate amount of not less than Ten Million and 00/100 Dollars ($10,000,000.00) or a whole multiple of One Million and 00/100 Dollars ($1,000,000.00) in excess thereof or the aggregate Unused Revolving Credit Commitments, if less. Each Revolving Loan Borrowing shall consist of Revolving Loans of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.
          (c) Within the limits set forth above, the Borrower may from time to time borrow, prepay pursuant to Section 2.07, repay pursuant to Section 2.09 and reborrow under this Section 2.01.
          Section 2.02 Term Loans.
          (a) Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in the aggregate principal amount of Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00) based upon and not to exceed such Lender’s Term Loan Commitment. Anything in this Agreement to the contrary notwithstanding, the Total Outstandings shall not on the date of any extension of credit under this Agreement nor on the last day of an Interest Period for any outstanding Borrowing exceed the Total Commitments.
          (b) The obligations of each Lender to make Term Loans to the Borrower shall be in proportion to such Lender’s Applicable Term Loan Percentage, but each Lender’s Term Loan to the Borrower shall never exceed the Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under this Section 2.02.
          Section 2.03 Swing Loans.
          (a) The Borrower may request the Swing Loan Bank to make, and the Swing Loan Bank agrees, on the terms and conditions hereof including the limitation set forth in Section 2.01(b), to make Swing Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding Fifteen Million and 00/100 Dollars ($15,000,000.00).
          (b) Each Swing Loan shall be a Base Rate Loan or shall bear interest at such other interest rate as mutually agreed to between the Borrower and the Swing Loan Bank.
          (c) Within the limits of the Swing Loan Commitments and the Unused Revolving Credit Commitments as aforesaid, the Borrower may borrow under this Section 2.03, prepay pursuant to Section 2.07, repay pursuant to Section 2.09 and reborrow under this Section 2.03.
          Section 2.04 Letters of Credit.
          (a) The Issuing Bank agrees, on the terms and conditions hereof, to issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Borrower, or any Subsidiary of the Borrower, from time to time on any Business Day during the Availability Period until the date thirty (30) days before the then scheduled Revolving Credit Maturity Date, provided that (i) the aggregate Available Amount of all Letters of Credit shall not exceed at any time the Letter of Credit Facility (ii) the Available Amount of such Letters of Credit shall not exceed the aggregate Unused Revolving Credit Commitments of the Lenders at such time and (iii) if a Letter of Credit shall be issued for a Subsidiary of the Borrower, the Borrower shall cause such Subsidiary to be a co-applicant with the Borrower with respect to such Letter of Credit.
          (b) No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary thereof to require renewal of, or to have automatically renewed, such Letter of Credit) later than thirty (30) days before the then scheduled Revolving Credit Maturity Date (as in effect on the date of issuance of the applicable Letter of Credit).
          (c) Any Letter of Credit may provide that it will be automatically renewed annually unless notice is given (1) by the Borrower to the relevant Issuing Bank not less than five (5) Business Days prior to the date of the automatic renewal of such Letter of Credit, that such Letter of Credit will not be renewed, or (2) by the relevant Issuing Bank to the Borrower not less than thirty (30) Business Days prior to the date of the automatic renewal of such Letter of Credit, of its election not to renew such Letter of Credit; provided, however, that no Issuing Bank shall give such a notice except (A) at any time during the continuance of any Event of Default or (B) if any automatic renewal would extend a Letter of Credit expiration date to later than thirty (30) days prior to the then scheduled Revolving Credit Maturity Date. In either case in which such notice is given pursuant to the preceding sentence, such Letter of Credit will expire on the date it would otherwise have been automatically renewed, provided that the terms of such Letter of Credit may (y) require the relevant Issuing Bank forthwith to give to the named beneficiary of such Letter of Credit notice of any notice given pursuant to the preceding sentence and (z) permit the beneficiary, upon receipt of the notice under clause (y), to draw under such Letter of Credit prior to the date such Letter of Credit would otherwise have been automatically renewed.
          (d) Within the limits of the Letter of Credit Facility, the Borrower may request the issuance of Letters of Credit under Section 2.04(a), repay any Letter of Credit Loans resulting from drawings thereunder and request the issuance of additional Letters of Credit under Section 2.04(a).
          (e) Each letter of credit listed on Schedule 2.04 shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender or each Affiliate of a Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.19, be deemed to be the Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by the Issuing Bank pursuant to the terms of this Agreement.
          Section 2.05 Term Loan Borrowing; Revolving Loan Borrowings, Swing Loan Borrowings.
          (a) Term Loan Borrowing.
     (i) The Term Loan Borrowing shall be made on notice, given not later than (x) in the case of a Term Loan Borrowing comprised of Eurodollar Rate Loans, 12:00 noon (New York City time) on the third (3rd) Business Day prior to the Closing Date, and (y) in the case of a Term Loan Borrowing comprised of Base Rate Loans, 10:00 A.M. (New York City time) on the Closing Date, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, telex, cable or electronic mail. The notice of Term Loan Borrowing shall be made in the form of a written Loan Notice, or orally and confirmed immediately in writing, by telecopier, telex, cable or electronic mail, in the form of a written Loan Notice, specifying therein the requested (i) Type of Term Loan comprising the Term Loan Borrowing, (ii) aggregate amount of such Term Loan Borrowing and (iii) in the case of a Term Loan Borrowing comprised of Eurodollar Rate Loans, the Interest Period for such Term Loan. Each Lender shall (A) before 11:00 A.M. (New York City time) on the Closing Date (in the case of a Eurodollar Rate Borrowing) and (B) before 1:00 P.M. (New York City time) on the Closing Date of such Term Loan Borrowing (in the case of a Base Rate Borrowing), make available for the account of its applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account in same day funds, such Lender’s ratable portion of such Term Loan Borrowing (based upon its Applicable Term Loan Percentage). After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.01, the Administrative Agent will make such funds available to the Borrower in such manner as the Administrative Agent and the Borrower may agree.
     (ii) Subject to Sections 3.02 and 3.03, the notice of Term Loan Borrowing shall be irrevocable and binding on the Borrower. If the notice of Term Loan Borrowing specifies such Term Loan Borrowing is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each relevant Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the Closing Date the applicable conditions set forth in Section 4.01, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Loan to be made by such Lender as part of such Term Loan Borrowing when such Term Loan, as a result of such failure, is not made on such date.
     (iii) The failure of any Lender to make the Term Loan to be made by it as part of the Term Loan Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the Closing Date.
     (iv) If any Lender makes available to the Administrative Agent funds for the Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available on the Closing Date to the Borrower by the Administrative Agent because the conditions to the Term Loan Borrowing set forth in Section 4.01 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one (1) Business Day, without interest.
     (v) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.04(c).

     (vi) Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.
          (b) Revolving Loan Borrowings. (i) Each Revolving Loan Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third (3rd) Business Day prior to the date of a Eurodollar Rate Borrowing, and (y) 10:00 A.M. (New York City time) on the day of a Base Rate Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, telex, cable or electronic mail. Each notice of a Revolving Loan Borrowing (a “Notice of Revolving Loan Borrowing”) shall be made in the form of a written Loan Notice, or orally and confirmed immediately in writing, by telecopier, telex, cable or electronic mail, in the form of a written Loan Notice, specifying therein the requested (i) date of such Revolving Loan Borrowing (which shall be a Business Day), (ii) Type of Revolving Loan comprising such Revolving Loan Borrowing, (iii) aggregate amount of such Revolving Loan Borrowing and (iv) in the case of a Revolving Loan Borrowing comprised of Eurodollar Rate Loans, the Interest Period for each such Revolving Loan. Each Lender shall (A) before 11:00 A.M. (New York City time) on the date of such Borrowing (in the case of a Eurodollar Rate Borrowing) and (B) before 1:00 P.M. (New York City time) on the date of such Borrowing (in the case of a Base Rate Borrowing), make available for the account of its applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account in same day funds, such Lender’s ratable portion of such Borrowing (based upon its Applicable Revolving Credit Percentage). After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.02, the Administrative Agent will make such funds available to the Borrower in such manner as the Administrative Agent and the Borrower may agree; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Loan and Letter of Credit Loans as to which the Borrower has received timely notice made by the Swing Loan Bank or the Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Revolving Loan Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Loan Bank or the Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Loans and Letter of Credit Loans.
     (ii) Subject to Sections 3.02 and 3.03, each Notice of Revolving Loan Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Loan Borrowing by the Borrower which the related Notice of Revolving Loan Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each relevant Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Loan Borrowing for such Revolving Loan Borrowing the applicable conditions set forth in Section 4.02, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Revolving Loan Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.
     (iii) Unless the Administrative Agent shall have received notice from a Lender prior to the time any Revolving Loan Borrowing is required to be made that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Loan Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with subsection (b)(i) of this Section 2.05 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand a fee in the amount of Two Hundred Dollars ($200.00), and such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such ratable portion of such Revolving Loan Borrowing together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of the Borrower, the interest rate applicable at the time to Revolving Loans comprising such Revolving Loan Borrowing and (ii) in the case of such Lender, the Federal Funds Rate, provided that the Borrower retains its rights against such Lender with respect to any damages it may incur as a result of such Lender’s failure to fund, and notwithstanding anything herein to the contrary, in no event shall the Borrower be liable to such Lender or any other Person for the interest payable by such Lender to the Administrative Agent pursuant to this sentence. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Loan as part of such Revolving Loan Borrowing for purposes of this Agreement.
     (iv) The failure of any Lender to make the Revolving Loan to be made by it as part of any Revolving Loan Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Revolving Loan Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Revolving Loan Borrowing.
     (v) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (vi) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (vii) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          (c) Swing Loan Borrowings. (i) Each Swing Loan Borrowing shall be made on oral notice, given not later than 2:00 P.M. (New York City time) on the date of such proposed Swing Loan Borrowing by the Borrower to the Administrative Agent (who shall promptly inform the Swing Loan Bank thereof). Promptly thereafter, the Borrower shall give written notice of the Swing Loan Borrowing (each such notice a “Notice of Swing Loan Borrowing”) to the Administrative Agent by electronic mail (which shall give to the Swing Loan Bank prompt notice thereof by electronic mail), and shall specify therein (i) the date of such Borrowing (which shall be a Business Day), (ii) the amount of such Borrowing and (iii) the account of the Borrower to which the proceeds of such Borrowing are to be made available.
     (ii) Upon (i) demand by the Swing Loan Bank, each other Lender shall purchase from the Swing Loan Bank, and the Swing Loan Bank shall sell and assign to each other Lender, such other Lender’s Applicable Revolving Credit Percentage of each outstanding Swing Loan made by the Swing Loan Bank together with related claims for accrued and unpaid interest or (ii) an Event of Default of the type referred to in clauses (a), (f), (g) or (h) of Section 8.01, upon a Change of Control or any rescission or restoration of any payment received by the Swing Loan Bank in respect of any Swing Loan (whether as a result of proceedings in bankruptcy or otherwise), each Lender shall purchase from the Swing Loan Bank, and the Swing Loan Bank shall sell and assign to each Lender, such Lender’s Applicable Revolving Credit Percentage of each outstanding Swing Loan together with related claims for accrued and unpaid interest, in each case by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Loan Bank by deposit to the Administrative Agent at its aforesaid address, in same day funds, an amount equal to the sum of (x) the portion of the outstanding principal amount of such Swing Loans to be purchased by such Lender plus (y) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Swing Loans. Each Lender’s obligation to make such payments to the Administrative Agent for the account of the Swing Loan Bank under this paragraph (b)(ii), and the Swing Loan Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (c)(ii), the financial condition of the Borrower (or any other Person), the existence of any Default, the failure of any of the conditions set forth in Section 4.02 to be satisfied, or the termination of the Commitments. Each such payment to the Swing Loan Bank shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender agrees to purchase its Applicable Revolving Credit Percentage of such outstanding Swing Loans as described above on (i) the Business Day on which demand therefor is made by the Swing Loan Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first (1st) Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Loan Bank to any other Lender of a portion of the Swing Loan Bank’s Swing Loans, the Swing Loan Bank represents and warrants to such other Lender that the Swing Loan Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Loan, the Loan Documents or any party thereto. If and to the extent that any Lender shall not have so made the amount of such Swing Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the Swing Loan Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Loan Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Loan Bank, such amount so paid in respect of principal shall constitute a Swing Loan by such Lender for purposes of this Agreement, and the outstanding principal amount of the Swing Loans made by the Swing Loan Bank shall be reduced by such amount pro rata.
          Section 2.06 Conversions or Continuations.
          (a) Each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or in the form of a written Conversion or Continuation Notice. Each such notice must be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.06(a) must be confirmed promptly by delivery to the Administrative Agent of a written Conversion or Continuation Notice appropriately completed and signed by an Authorized Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) or a whole multiple of

One Million and 00/100 Dollars ($1,000,000.00) in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a whole multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00) in excess thereof. Each Conversion or Continuation Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Conversion or Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
          (b) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
          (c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (d) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Loans.
          Section 2.07 Prepayments.
          (a) Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Loans shall be in a principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) or a whole multiple of One Million and 00/100 Dollars ($1,000,000.00) in

excess thereof; if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. All Term Loan prepayments permitted pursuant to this Section 2.07 shall be applied ratably to the unpaid installments of principal on the Term Loans. If the Borrower prepays a Loan but fails to specify the applicable Eurodollar Rate Loan which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to Base Rate Loans, then to Eurodollar Rate Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Revolving Credit Percentage or Applicable Term Loan Percentage, as applicable, of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Revolving Credit Percentage or Applicable Term Loan Percentage, as applicable.
          (b) Mandatory Prepayments. Within three hundred sixty five (365) days of any sale or other disposition of assets by the Borrower or such Subsidiary of the Borrower as permitted by Section 7.06(d) when the proceeds of such sale or other disposition or the aggregate proceeds of all such sales and other dispositions in any fiscal year exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00), the Borrower shall make a mandatory prepayment of principal on the Term Loan equal to the after-tax proceeds of such sale (as estimated in good faith by the Borrower), together with accrued interest on such principal amount to the extent that the Borrower and its Subsidiaries have not reinvested the proceeds of such sale or other disposition in capital expenditures or acquisition of replacement assets. All prepayments pursuant to this Section 2.07(b) shall first be applied ratably to the unpaid installments of principal on the Term Loan, and then to the Revolving Loans outstanding, if any, and the excess, if any, shall be returned to the Borrower. All prepayments required pursuant to this Section 2.07(b) shall first be applied to the principal amount of the Base Rate Loans, then to the principal amount of the Eurodollar Rate Loans. In accordance with Sections 3.04 and 3.05, as applicable, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Eurodollar Rate Loans on any day other than the last day of the applicable Interest Period.
          (c) Excess Outstandings. If for any reason the Total Outstandings (excluding the Term Loan Outstandings) at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

          (d) No Reborrowing. Term Loans prepaid pursuant to this Section 2.07 may not be reborrowed.
          Section 2.08 Termination or Reduction of Commitments.
          The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Ten Million and 00/100 Dollars ($10,000,000.00) or any whole multiple of One Million and 00/100 Dollars ($1,000,000.00) in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings (excluding the Term Loan Outstandings) would exceed the Aggregate Revolving Credit Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Commitment of each Lender according to its Applicable Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.
          Section 2.09 Repayment of Loans.
          (a) Revolving Loans. The Borrower shall repay to the Administrative Agent for the account of each Lender the principal amount of each Revolving Loan made by such Lender to the Borrower, and each Revolving Loan made by such Lender shall mature, on the earlier of (i) the last day of the Interest Period for such Revolving Loan and (ii) the Revolving Credit Maturity Date.
          (b) Term Loans. The Borrower shall repay to the Administrative Agent for the account of each Lender, as applicable, the principal amount of the Term Loans made by such Lender to the Borrower in: consecutive quarterly installments as follows: (i) on the last Business Day of each March, June, September and December, 2010, a quarterly installment each in an amount equal to Eleven Million Two Hundred Fifty Thousand and 00/100 Dollars ($11,250,000.00); (ii) on the last Business Day of each March, June, September and December, 2011, a quarterly installment each in an amount equal to Eleven Million Two Hundred Fifty Thousand and 00/100 Dollars ($11,250,000.00); and (iii) on the last Business Day of each March and June, 2012, a quarterly installment each in an amount equal to Thirty Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($33,750,000.00), with the final installment of the remaining principal balance and accrued and unpaid interest due and payable on the Term Loan Maturity Date.

          (c) Swing Loans. The Borrower shall repay to the Administrative Agent for the account of the Swing Loan Bank and each other Lender that has made a Swing Loan, the outstanding principal amount of each Swing Loan to the Borrower made by each of them on the earlier of (i) the first Wednesday following the date of such Swing Loan Borrowing and (ii) the Revolving Credit Maturity Date.
          Section 2.10 Interest.
          (a) Subject to Section 2.10(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the respective Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the respective Applicable Margin.
          (b) If any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          Section 2.11 Interest Rate Determination.
          (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent if the screen rate is unavailable.
          (b) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans.
          (c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than Ten Million and 00/100 Dollars ($10,000,000.00), such Loans shall automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans.
          (d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to convert Loans into, Eurodollar Rate Loans shall be suspended.
          (e) If the Reuters LIBOR01 Screen is unavailable and the Administrative Agent cannot determine the Eurodollar Rate for any Eurodollar Rate Loans:
     (i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,
     (ii) each outstanding Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan (or if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan), and
     (iii) the obligation of the Lenders to make Eurodollar Rate Loans or to convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          Section 2.12 Fees.
          (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Credit Percentage, a facility fee equal to the respective Applicable Margin times the Aggregate Revolving Credit Commitments. The facility fee shall accrue at all times from and including the Closing Date to but excluding the Revolving Credit Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each September, December, March and June, commencing September 30, 2008, and on the Revolving Credit Maturity Date (and, if applicable, thereafter on demand).
          (b) Letter of Credit Fees. The Borrower shall pay the following amounts with respect to Letters of Credit issued by any Issuing Bank:
     (i) to the Administrative Agent for the account of the Issuing Bank with respect to each Letter of Credit issued by the Issuing Bank, an issuance fee equal to one eighth of one percent (0.125%) per annum of the Available Amount of such Letter of

Credit, due and payable in arrears on (A) the last Business Day of each September, December, March and June, commencing on the first day following the issuance of such Letter of Credit and (B) the Revolving Credit Maturity Date (and, if applicable, thereafter on demand); and
     (ii) to the Administrative Agent for the ratable account of each Lender, a letter of credit fee equal to a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans on the Available Amount of all outstanding Letters of Credit. The letter of credit fee shall accrue at all times from and including the Closing Date to and including the Revolving Credit Maturity Date, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable in arrears on (A) the last Business Day of each September, December, March and June, commencing September 30, 2008 and (B) the Revolving Credit Maturity Date (and, if applicable, thereafter on demand).
          (c) Other Fees. The Borrower shall pay: (i) the Documentation Agent, for its own account, such fees as have been agreed to pursuant to the Documentation Agent Fee Letter; and (ii) the Administrative Agent, for its own account or the account of the Lenders, as applicable, such fees as have been agreed pursuant to the Administrative Agent Fee Letter.
          Section 2.13 Computation of Interest and Fees.
          All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed when the Base Rate is determined pursuant to clause (b) of the definition of Base Rate. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.15(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.14 Evidence of Debt.
          The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          Section 2.15 Payments Generally; Administrative Agent’s Clawback.
          (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Revolving Credit Percentage or Applicable Term Loan Percentage, as applicable, (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.15(b) shall be conclusive, absent manifest error.

          Section 2.16 Sharing of Payments by Lenders.
          If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section 2.16 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.16 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          Section 2.17 Increase in the Aggregate Revolving Credit Commitments.
          (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Revolving Credit Maturity Date, by notice to the Administrative Agent in the form attached hereto as Exhibit C, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of at least Ten Million and 00/100 Dollars ($10,000,000.00) or an integral multiple of Five Million and 00/100 Dollars ($5,000,000.00) in excess thereof (each a “Revolving Credit Commitment Increase”) to be effective as of a date that is at least ninety (90) days prior to the scheduled Revolving Credit Maturity Date then in effect (the “Revolving Credit Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed Three Hundred Million and 00/100 Dollars ($300,000,000.00) and (ii) on the date of any request by the Borrower for a Revolving Credit Commitment Increase

and on the related Revolving Credit Increase Date the conditions set forth in Section 4.03 shall have been satisfied.
          (b) The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Revolving Credit Commitment Increase, which notice shall include (i) the proposed amount of such requested Revolving Credit Commitment Increase, (ii) the proposed Revolving Credit Increase Date and (iii) the date by which Lenders wishing to participate in the Revolving Credit Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Revolving Credit Commitment Date”). Each Lender that is willing to participate in such requested Revolving Credit Commitment Increase (each an “Increasing Revolving Credit Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Revolving Credit Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Revolving Credit Commitment Increase, the requested Revolving Credit Commitment Increase shall be allocated among the Lenders pro rata in accordance with the aggregate Revolving Loan Commitments of such Increasing Revolving Credit Lenders.
          (c) Promptly following each Revolving Credit Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Revolving Credit Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Revolving Credit Commitment Increase on any such Revolving Credit Commitment Date is less than the requested Revolving Credit Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Revolving Credit Commitment Increase that has not been committed to by the Lenders as of the applicable Revolving Credit Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of Five Million and 00/100 Dollars ($5,000,000.00) or an integral multiple of One Million and 00/100 Dollars ($1,000,000.00) in excess thereof.
          (d) On each Revolving Credit Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Revolving Credit Commitment Increase in accordance with Section 2.17(c) (each such Eligible Assignee, an “Assuming Revolving Credit Lender”) shall become a Lender party to this Agreement as of such Revolving Credit Increase Date and the Revolving Credit Commitment of each Increasing Revolving Credit Lender for such requested Revolving Credit Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Revolving Credit Increase Date; provided, however, that the Administrative Agent shall have received on or before such Revolving Credit Increase Date the following, each dated such date:

     (i) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Revolving Credit Commitment Increase and the corresponding modifications to this Agreement and an opinion of counsel for the Borrower (which may be in-house counsel) satisfactory to the Administrative Agent;
     (ii) an assumption agreement from each Assuming Revolving Credit Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each a “Revolving Credit Assumption Agreement”), duly executed by such Assuming Revolving Credit Lender, the Administrative Agent and the Borrower; and
     (iii) confirmation from each Increasing Revolving Credit Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
On each Revolving Credit Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d) and in Section 4.03, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Revolving Credit Commitment Increase to be effected on such Revolving Credit Increase Date and shall record in the Register the relevant information with respect to each Increasing Revolving Credit Lender and each Assuming Revolving Credit Lender on such date.
          (e) On the Revolving Credit Increase Date, if any Revolving Loans are then outstanding, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 3.05) prepay Revolving Loans of all or certain of the Lenders such that, after giving effect thereto, the Revolving Loans (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Revolving Credit Lenders and the Assuming Revolving Credit Lenders) ratably in accordance with their respective Applicable Revolving Credit Percentage after giving effect to such Revolving Credit Commitment Increase. On and after each Revolving Credit Increase Date, the Applicable Revolving Credit Percentage of each Lender’s participation in Revolving Loans shall be calculated after giving effect to each such Revolving Credit Commitment Increase.
          Section 2.18 Extension of Revolving Credit Maturity Date.
          (a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than forty-five (45) days and not more than ninety (90) days prior to each of the first (1st) and second (2nd) anniversaries of the Closing Date (each anniversary, an “Anniversary Date”, request that each Lender extend such Lender’s Revolving Credit Maturity Date to the date (the “Extended Revolving Credit Maturity Date”) that is one year after the then scheduled Revolving Credit Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given no later than the date (the "Consent Date”) that is twenty (20) days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Administrative Agent as to:
     (i) whether such Lender agrees to such extension of its Revolving Credit Maturity Date (each Lender so agreeing to such extension being an “Extending Revolving Credit Lender”); and
     (ii) only if such Lender is an Extending Revolving Credit Lender, whether such Lender also irrevocably offers to increase the amount of its Revolving Credit Commitment in connection with the replacement of one or more Non-Extending Lenders (each Lender so offering to increase its Revolving Credit Commitment being an “Increasing and Extending Revolving Credit Lender” as well as an Extending Revolving Credit Lender) and, if so, the amount of the additional Revolving Credit Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Revolving Credit Commitment”).
Each Lender that determines not to extend its Revolving Credit Maturity Date (a “Non-Extending Revolving Credit Lender”) shall notify the Administrative Agent (which shall notify the Lenders) of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Administrative Agent in writing on or before the Consent Date shall be deemed to be a Non-Extending Revolving Credit Lender and (without limiting the Borrower’s rights under this Section 2.18) shall have no liability to the Borrower in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender so to agree. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.18(a) no later than the date fifteen (15) days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (b) (i) If all of the Lenders are Extending Revolving Credit Lenders, then, effective as of the Consent Date, the Revolving Credit Maturity Date of each Lender shall be extended to the Extended Revolving Credit Maturity Date as provided in Section 2.18(b)(ii)(1), and the respective Revolving Credit Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.18.
     (ii) If and only if the sum of (x) the aggregate amount of the Revolving Credit Commitments of the Extending Revolving Credit Lenders (that are not Increasing and Extending Revolving Credit Lenders) plus (y) the aggregate amount of the Proposed Additional Revolving Credit Commitments of the Increasing and Extending Revolving Credit Lenders (such sum, the “Extending Revolving Credit Commitments”) shall be equal to at least fifty percent (50%) of the then total Revolving Credit Commitments, then:
(1) effective as of the Consent Date, the Revolving Credit Maturity Date of each Extending Revolving Credit Lender shall be extended to the Extended Revolving Credit Maturity Date;
(2) the Borrower shall (so long as no Event of Default shall have occurred and be continuing) have the right, but not the obligation, during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date to replace each Non-Extending Revolving Credit Lender as a party to this Agreement in accordance with Section 2.18(c); and
(3) the Administrative Agent shall notify the Issuing Bank and the Swing Loan Bank of the Extended Revolving Credit Maturity Date and the Lenders whose Revolving Credit Maturity Dates are the Extended Revolving Credit Maturity Date, and the Issuing Bank and the Swing Loan Bank, acting in its sole discretion, shall determine whether it shall elect to extend its Revolving Credit Maturity Date to the Extended Revolving Credit Maturity Date and shall so notify the Administrative Agent, at which time the Issuing Bank’s obligation to issue Letters of Credit pursuant to Section 2.04 and the Swing Loan Bank’s obligation to make Swing Loan pursuant to Section 2.03 shall be extended to the date that is thirty (30) days prior to the Extended Revolving Credit Maturity Date.
     (iii) If neither of the conditions specified in clause (i) or clause (ii) of this Section 2.18(b) is satisfied, then neither the Revolving Credit Maturity Date nor the Revolving Credit Commitment of any Lender will change pursuant to this Section 2.18 on such Consent Date, and the Borrower will not have the right to take any of the actions specified in Section 2.18(b)(ii)(2).
          (c) Replacement by the Borrower of Non-Extending Revolving Credit Lenders pursuant to Section 2.18(b)(ii)(2) shall be effected as follows (certain terms being used in this Section 2.18(c) having the meanings assigned to them in Section 2.18(d)) on the relevant Assignment Date:
     (i) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Revolving Credit Commitments) hereunder and under the Revolving Credit Notes;

     (ii) each Assignee shall pay to the Administrative Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Loans then held by the Assignors; and
     (iii) the Borrower shall pay to the Administrative Agent, for account of the Assignors, all interest, fees and other amounts (other than principal of outstanding Loans) then due and owing to the Assignors by the Borrower hereunder (including, without limitation, payments due such Assignors, if any, under Sections 3.01 and 3.04).
The assignments provided for in this Section 2.18(c) shall be effected on the relevant Assignment Date in accordance with Section 10.06 and pursuant to one or more Assignments and Assumptions. After giving effect to such assignments, each Assignee shall have a Revolving Credit Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Revolving Credit Commitment) in an amount equal to the amount of its Assumed Commitment. Upon any such termination or assignment, each Assignor shall cease to be a party hereto to the extent of its assignment but shall continue to be obligated under and be entitled to the benefits of Section 10.04, as well as to any fees and other amounts accrued for its account under Sections 2.12, 3.01 or 3.04 and not yet paid.
          (d) For purposes of this Section 2.18 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Assigned Commitments” means the Commitments of Non-Extending Revolving Credit Lenders to be replaced pursuant to Section 2.18(b)(ii)(2).
          “Assignees” means, at any time, Increasing and Extending Revolving Credit Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Revolving Credit Commitments, one or more Assuming Revolving Credit Lenders.
          “Assignment Date” means the relevant Anniversary Date or such earlier date as shall be acceptable to the Borrower, the relevant Assignors, the relevant Assignees and the Administrative Agent.
          “Assignors” means, at any time, the Non-Extending Revolving Credit Lenders to be replaced by the Borrower pursuant to Section 2.18(b)(ii)(2).
          The “Assumed Commitment” of each Assignee shall be determined as follows:
          (a) If the aggregate amount of the Proposed Additional Revolving Credit Commitments of all of the Increasing Revolving Credit Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing and Extending Revolving Credit Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing and Extending Revolving Credit Lender’s Revolving Credit Commitment as then in effect and the denominator of which is the aggregate amount of the Revolving Credit Commitments of all Increasing and Extending Revolving Credit Lenders as then in effect; and (ii) no Assuming Revolving Credit Lender shall be entitled to become a Lender hereunder pursuant to Section 2.18(c) (and, accordingly, each Assuming Revolving Credit Lender shall have an Assumed Commitment of zero).
          (b) If the aggregate amount of the Proposed Additional Revolving Credit Commitments of all of the Increasing and Extending Revolving Credit Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing and Extending Revolving Credit Lender shall be equal to such Increasing and Extending Revolving Credit Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Revolving Credit Commitments shall be allocated among Assuming Revolving Credit Lenders in such a manner as the Borrower and the Administrative Agent may agree.
          (c) “Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.
          Section 2.19 Issuance of Letters of Credit.
          (a) Request for Issuance.
     (i) Each Letter of Credit issued after the date hereof shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third (3rd) Business Day prior to the proposed issuance of such Letter of Credit (or such shorter period of time as may be acceptable to the applicable Issuing Bank), by the Borrower to the applicable Issuing Bank. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing by telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit (each such application and agreement being herein called a “Letter of Credit Agreement”) as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit.

     (ii) If the requested form of such Letter of Credit is reasonably acceptable to the applicable Issuing Bank, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 4.02, make such Letter of Credit available to the Borrower at its address set forth on Schedule 10.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
     (iii) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Revolving Credit Percentage of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to the operation of Section 2.17 or 2.18, as applicable, by an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.
          (b) Drawing and Reimbursement.
     (i) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Loan, which shall be a Base Rate Loan, in the amount of such draft. The Issuing Bank shall give prompt notice (and the Issuing Bank will use its commercially reasonable efforts to deliver such notice within one (1) Business Day) to the Borrower and the Administrative Agent of each drawing under any Letter of Credit issued by it. Upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Applicable Revolving Credit Percentage of such outstanding Letter of Credit Loan, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Loan to be funded by such Lender.

Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. Each Lender agrees to fund its Applicable Revolving Credit Percentage of such outstanding Letter of Credit Loan on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first (1st) Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Loan made by the Issuing Bank shall be reduced by such amount on such Business Day.
     (ii) The Lenders’ obligations to make such payments to the applicable Issuing Bank under this paragraph (b), and the applicable Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, the financial condition of the Borrower (or any other account party), the existence of any Default, the failure of any of the conditions set forth in Article IV to be satisfied, or the termination of the Commitments. Each such payment to the applicable Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.
     (c) The Issuing Bank shall furnish (i) to the Administrative Agent on the first (1st) Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Administrative Agent and each Lender on the first (1st) Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.
     (d) The failure of any Lender to make the Letter of Credit Loan to be made by it on the date specified in Section 2.19(b) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Loan to be made by such other Lender on such date.

     (e) Obligations Absolute. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of the Lenders to purchase portions of Letter of Credit Loans pursuant to paragraph (b) above) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Bank or the Lenders of any draft or the reimbursement by the Borrower thereof):
     (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the “L/C Related Documents”);
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (iii) the existence of any claim, set off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          Section 3.01 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Entity in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. Without limiting Section 3.01(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Entity in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Entity, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.06(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the Closing Date, or in the case of a Foreign Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.06(b) (unless the respective Foreign Lender was already a Foreign Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
     (i) duly and validly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly and validly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “Non-Bank Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly and validly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In addition, each Lender agrees that from time to time after the Closing Date provided there has not been a Change in Law that makes it unable to do so, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower new duly completed original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Non-Bank Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 3.01(a), (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Lender has not provided to the Borrower United States Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding (or, in the case of a Foreign Lender that has established a reduced rate of withholding, up to such reduced rate) and (y) the Borrower shall not be obligated pursuant to Section 3.01(a) to gross up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if such Lender has not provided the Borrower the Internal Revenue Service Forms required to be provided the Borrower pursuant to this Section 3.01(e).
          (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Entity. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (g) Form W-9. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to provide the Borrower with two accurate and complete signed original copies of Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), or

any successor form, on or prior to the date hereof (or on the date such Lender becomes a Lender hereunder as provided in Section 10.06(b)), when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate.
          (h) Alternative Lending Office. If the Borrower is required to pay Lender any additional amounts pursuant to this Section 3.01, such Lender shall, upon the reasonable request of the Borrower, use reasonable efforts to select an alternative Lending Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no Lender shall be obligated to select an alternative Lending Office if such Lender Party determines that (i) as a result of such selection such Lender would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.
          Section 3.02 Illegality.
          If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Entity has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
          Section 3.03 Inability to Determine Rates.
          If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the

Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
     (ii) change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof provided such amounts do not relate to any period which is more than six (6) months prior to the Borrower’s receipt of such certificate.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
          Section 3.05 Compensation for Losses.
          Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
          (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
          Section 3.06 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then upon request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

          Section 3.07 Survival.
          All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT
          Section 4.01 Conditions of Effectiveness.
          This Agreement shall become effective as of the Closing Date, subject to the following conditions precedent:
          (a) The Documentation Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals), each properly executed by an Authorized Officer of the signing Loan Party, and each in form and substance satisfactory to the Documentation Agent and each of the Lenders:
     (i) executed counterparts of this Agreement;
     (ii) a Revolving Credit Note and/or Term Note, as applicable, executed by the Borrower in favor of each Lender, as applicable, requesting such Revolving Credit Note and/or Term Note;
     (iii) counterparts of the Subsidiary Guaranty executed by each Domestic Subsidiary which is a Material Subsidiary;
     (iv) counterparts of the Pledge Agreements executed by the Borrower together with the original certificates evidencing the applicable ownership interests (if applicable) along with appropriate transfer powers executed in blank; and
     (v) the other Loan Documents.
          (b) The Documentation Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Documentation Agent and each of the Lenders:
     (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Documentation Agent may reasonably require evidencing the identity, authority and capacity of each

Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (ii) the Organization Documents of each Material Subsidiary and such other documents and certifications as the Documentation Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (iii) favorable opinions of Buchanan Ingersoll & Rooney PC, special counsel to the Loan Parties, and Lavery, de Billy, S.E.N.C.R.L./L.L.P, special Quebec counsel to the Loan Parties as to such matters concerning the Loan Parties and the Loan Documents as the Documentation Agent and Lenders may reasonably request;
     (iv) a favorable opinion of Chadbourne & Parke MNP, special U.K. counsel to the Documentation Agent;
     (v) projected consolidated financial statements (including a proforma opening balance sheet, proforma operating statements and proforma cash flow statements) of the Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2012, each in form and substance reasonably acceptable to the Documentation Agent and the Lenders;
     (vi) such other documents as the Documentation Agent any Lender or their counsel may have reasonably requested; and
     (vii) satisfactory Lien search results with respect to the Borrower and each Guarantor.
          (c) The representations and warranties of the Borrower and each other Loan Party contained in Article V and in the other Loan Documents shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects as of such earlier date.
          (d) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
          (e) All amounts due and payable pursuant to the Co-Lead Arranger Fee Letter shall have been received by Fifth Third Bank.

          (f) The Documentation Agent and/or the Administrative Agent, as applicable, shall have received payment of all amounts due and payable with respect to reasonable out-of-pocket costs, fees and expenses (including, without limitation, reasonable legal fees and expenses incurred by its special counsel and special Quebec counsel) incurred through the Closing Date in connection with the Documentation Agent’s due diligence investigation of the Borrower and its Subsidiaries and the negotiation of the Loan Documents.
          Section 4.02 Conditions to Borrowing and Issuance of Letters of Credits.
          The obligation of each Lender to honor the notice of Term Loan Borrowing, any Notice of Revolving Loan Borrowing, the Swing Loan Bank to honor any Notice of Swing Loan Borrowing and of the Issuing Bank to issue any Letter of Credit is subject to the following conditions precedent:
          (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V (other than the representation set forth in Section 5.04) shall be true and correct on and as of the date of the Borrowing or issuance, both before and after giving effect to the application of proceeds of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
          (b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
          (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
          (d) The Administrative Agent and the Documentation Agent, as applicable, shall have received on or prior to such Borrowing payment of all reasonable out-of-pocket costs, fees and expenses then owing hereunder, under the Documentation Agent Fee Letter or under the Administrative Agent Fee Letter, as applicable.
          Section 4.03 Conditions to Commitment Increases.
          Each Commitment Increase requested by the Borrower pursuant to Section 2.17 is subject to the following conditions precedent:
          (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V shall be true and correct on and as of the applicable Revolving Credit Increase Date, both before and after giving effect to such Commitment Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

          (b) No Default shall exist, or would result from such proposed Commitment Increase.
          (c) The Administrative Agent and the Documentation Agent, as applicable, shall have received on or prior to such Revolving Credit Increase Date, payment of all reasonable out-of-pocket costs, fees and expenses then owing hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:
          Section 5.01 Organization, Good Standing and Qualification.
          The Borrower and each other Loan Party is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign entity or be in good standing would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
          Section 5.02 Authority.
          Each Loan Party has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under the Loan Documents and to consummate, on the terms and subject to the conditions thereof, the transactions contemplated thereby; each Loan Document has been duly executed and delivered by each Loan Party thereto and is a valid and legally binding agreement of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          Section 5.03 Governmental Filings; No Violations.
          (a) No notices, reports, registrations or other filings are required to be made by any Loan Party with, and no consents, registrations, approvals, permits or authorizations required to be obtained by any Loan Party from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery of the Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby, except for those notices, reports, registrations or other filings that have been obtained or which the failure to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the ability of any Loan Party to perform its obligations under the Loan Documents.
          (b) The execution, delivery and performance of the Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby will not constitute or result in (i) a breach of any applicable law or regulation, (ii) a breach or violation of, or a default under, either the articles of incorporation or by-laws (or comparable governing instruments) of such Loan Party or (iii) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Borrower or any Subsidiary of the Borrower other than the Liens described in clause (l) or (m) of the definition of Permitted Liens (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on ninety (90) days or less notice (“Contracts”) binding upon the Borrower or any Subsidiary of the Borrower or any Law or governmental or non-governmental permit or license to which the Borrower or any of its Subsidiaries is subject.
          Section 5.04 Financial Statements.
          The Borrower has furnished to the Lenders (a) the Audited Financial Statements and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the period ended June 30, 2008 (collectively the “Financial Statements”). Each of the Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of such unaudited statements, except for absence of footnotes and normal year-end audit adjustments.
          Section 5.05 Disclosure.
          No written information, exhibit or report furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, taken as a whole, not misleading.

          Section 5.06 Material Adverse Change.
          No event or condition has occurred since the date of the Audited Financial Statements that has had, or could reasonably be expected to have, a Material Adverse Change.
          Section 5.07 Litigation.
          Except as set forth on Schedule 5.07, there are no civil, criminal or administrative actions, litigation, suits, claims, hearings, investigations, reviews or proceedings (collectively, “Litigation Claims”), pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, which could reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the legality, validity or enforceability of the Loan Documents. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Borrower, threatened, in each case regarding any accounting practices of the Borrower or any of its Subsidiaries or any malfeasance by any director or executive officer of the Borrower or any of its Subsidiaries.
          Section 5.08 Employee Benefits.
          (a) All Compensation and Benefit Plans of the Borrower and each of its Subsidiaries, to the extent subject to ERISA and the Code, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Each Compensation and Benefit Plan of the Borrower and each of its Subsidiaries that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or that would reasonably be expected to result in penalties or fines to the Borrower or any of its Subsidiaries related to such loss of qualification. There is no material pending or, to the knowledge of the Borrower, threatened litigation or other governmental proceeding relating to any of the Compensation and Benefit Plans of the Borrower and each of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Borrower or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
          (b) No ERISA Event has occurred or is reasonably expected to occur.
          (c) All contributions (and premium payments in respect of) required to be made under the terms of any Compensation and Benefit Plan of the Borrower and its Subsidiaries or applicable Law subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither the Borrower nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (d) Except as disclosed in the Borrower’s 10K and 10Q filings with the SEC, neither the Borrower nor its Subsidiaries has any obligations for, or liabilities with respect to, retiree health and life benefits under any Compensation and Benefit Plan of the Borrower and its Subsidiaries subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable state law requiring continuation of health coverage. The total projected liabilities of the Borrower and Subsidiaries retiree health and life benefits, as disclosed in the Borrower’s 10K and 10Q filings with the SEC, are not reasonably expected to result in a Material Adverse Effect.
          (e) Neither the negotiation and execution of Loan Documents nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan of the Borrower and its Subsidiaries that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Borrower or any of its Subsidiaries.
          (f) Neither the Borrower nor any of its Subsidiaries has or could reasonably be expected to have any material liabilities or obligations arising out of a failure to operate any Compensation and Benefit Plan in good faith compliance with Code Section 409A since January 1, 2006.
          (g) With respect to each Compensation and Benefit Plan of the Borrower and its Subsidiaries not subject to United States law (a “Company Foreign Benefit Plan”): (i) each Company Foreign Benefit Plan is in compliance with applicable Law; (ii) each Company Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (C) the fair market value of the assets of each Company Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan.
          Section 5.09 Compliance with Laws.
          The Borrower and its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations and orders (other than Environmental Laws which are addressed in Section 5.10) except where the failure to comply would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
          Section 5.10 Environmental Matters.
          Except for such matters that would not be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect: (i) the operations of the Borrower and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of the Borrower and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of the Borrower and its Subsidiaries; (iii) neither the Borrower nor any of its Subsidiaries has received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to the Borrower’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither the Borrower nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances in violation of any Environmental Law which would reasonably be expected to result in liability to the Borrower or any of its Subsidiaries at any of its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) to the Borrower’s knowledge there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by the Borrower or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law; and (vi) to the Borrower’s knowledge no Lien has been placed upon any of the Borrower’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.
          Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.09), the representations and warranties of the Borrower in this Section 5.10 constitute the sole representations and warranties of the Borrower with respect to any Environmental Law or Hazardous Substance.
          Section 5.11 Payment of Taxes.
          The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary).

No tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          Section 5.12 Intellectual Property.
          (a) The Borrower and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          (b) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, to the Borrower’s knowledge, the use of any Intellectual Property Rights by the Borrower or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, or constitute an appropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person.
          Section 5.13 Title to Properties.
          The Borrower and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, all of its material properties and assets, free and clear of all Liens other than Permitted Liens and such Liens that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          Section 5.14 Material Contracts.
          Neither the Borrower nor any of its Subsidiaries has breached, or received in writing any claim that it has breached any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Each Contract to which the Borrower or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon the Borrower or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except where the failure to be valid and in full force and effect or not binding, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          Section 5.15 Insurance.
          The Borrower maintains for itself and its Subsidiaries insurance policies covering the assets, business interruption, equipment, properties, employees, directors and officers and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Borrower and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Borrower and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          Section 5.16 Federal Reserve Regulations.
          No Loan Party nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, U or X of the FRB. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X.
          Section 5.17 Investment Company.
          No Loan Party nor any Subsidiary is, or after giving effect to any Borrowing will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          Section 5.18 Subsidiaries.
          Schedule 5.18, as updated from time to time by the Borrower pursuant to Section 6.09, sets forth the name and jurisdiction of formation of each Subsidiary and the percentage of each class of capital stock or other ownership interest owned by the Borrower or any Subsidiary as of the end of the most recently ended fiscal quarter. The Subsidiaries executing a Subsidiary Guaranty as of the Closing Date constitute all the Material Subsidiaries of the Borrower which are Domestic Subsidiaries. Sixty-five percent (65%) of the capital stock of each Material Subsidiary which is a Foreign Subsidiary of the Borrower as of the Closing Date has been pledged to the Administrative Agent pursuant to a Pledge Agreement, or in the case of any Material Subsidiary which is a Foreign Subsidiary but is owned by a Foreign Subsidiary, sixty-five percent (65%) of the capital stock of the first-tier Foreign Subsidiary which owns such Material Subsidiary which is a Foreign Subsidiary has been pledged to the Administrative Agent.
          Section 5.19 Solvency.
          Each Loan Party is, individually and together with its Subsidiaries, Solvent.

          Section 5.20 Pledged Equity.
          The Pledge Agreements create legal and valid, perfected first priority Liens on the Pledged Equity.
          Section 5.21 Pari Passu.
          The obligations of the Borrower under this Agreement and the Notes rank at least pari passu in priority of payment with all other Debt of the Borrower, except Debt of the Borrower secured by Permitted Liens. The obligations of a Guarantor under a Subsidiary Guaranty executed by such Guarantor rank at least pari passu in priority of payment with all other Debt of such Guarantor, except Debt of such Guarantor secured by Permitted Liens.
ARTICLE VI
AFFIRMATIVE COVENANTS
          From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Letter of Credit shall remain outstanding or any Loan or other Obligation (other than contingent indemnification obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied, the Borrower shall:
          Section 6.01 Financial Reporting.
          Furnish to the Administrative Agent (for distribution to each Lender):
          (a) As soon as practicable and in any event within ninety (90) days after the close of each fiscal year, the consolidated statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for such fiscal year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall not be limited as to scope or contain a “going concern” or like qualification or exception and shall state that such financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP as at the end of, and for, such fiscal year.
          (b) As soon as practicable and in any event within sixty (60) days after the close of each of the first three fiscal quarters of each fiscal year, the consolidated unaudited balance sheets of the Borrower and its Subsidiaries as at the close of each such period and related consolidated statements of income, retained earnings and cash flow for the period from the beginning of such fiscal year to the end of such fiscal Quarter, in each case setting forth in comparative form results of the corresponding period in the preceding fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and results of operations of the Borrower and its Subsidiaries for such period in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes).
          (c) Together with the financial statements required by Sections 6.01(a) and (b), a compliance certificate in the form of Exhibit I signed by a Financial Officer of the Borrower showing the calculations necessary to determine compliance with Section 7.04 of this Agreement and stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, stating the nature and status thereof and the details of any action taken or proposed to be taken with respect thereto.
          (d) As soon as possible and in any event within ten (10) days after an executive officer of the Borrower knows that any ERISA Event has occurred that, when taken together with all other ERISA Events that have occurred, could result in a material liability to the Loan Parties, a statement, signed by a Financial Officer of the Borrower, describing such ERISA Event and the action which the Borrower proposes to take with respect thereto.
          (e) Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the SEC.
          (f) Subject to Section 10.07, such other information regarding the operations, business affairs and financial condition of a Loan Party or Subsidiary or compliance with this Agreement as the Administrative Agent or any Lender may from time to time reasonably request.
Information required to be delivered pursuant to Sections 6.01(a) and (b) and Section 6.01(e) shall be deemed to have been delivered on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.rtiintl.com/ or at http://www.sec.gov; provided that such notice may be included in the certificates delivered pursuant to Section 6.01(c); provided further that the Borrower shall deliver paper copies of the information referred to in Section 6.01(d) and that, if any Lender requests delivery thereof, the Borrower shall deliver to such Lender paper copies of the information referred to in Sections 6.01(a) and (b) and Section 6.01(e) within five (5) Business Days after delivery is otherwise required hereunder.
          The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Documentation Agent may make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Documentation Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Documentation Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
          Section 6.02 Notices.
          Notify the Administrative Agent and each Lender promptly, but in any event not later than five (5) Business Days (unless otherwise indicated below) after an executive officer of the Borrower obtains knowledge thereof, of the following:
          (a) The occurrence of any Default if such Default is continuing.
          (b) The occurrence of any other development, financial or otherwise, relating specifically to the Borrower or any Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.
          (c) Any judicial or administrative order limiting or controlling the business of the Borrower or any of its Subsidiaries (and not the industry in which the Borrower or such Subsidiary is engaged generally) which has been issued or adopted which could reasonably be expected to have a Material Adverse Effect.
          (d) The commencement of any litigation which could reasonably be expected to result in a Material Adverse Effect.
          Section 6.03 Use of Proceeds.
          Use the proceeds of the Loans only to pay fees and expenses related to the closing of the Loans, this Agreement and the other Loan Documents, to fund capital expenditures and for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U or Regulation X of the Regulations of the FRB.

          Section 6.04 Preservation of Existence.
          Except as permitted under Section 7.05, maintain and cause each Material Subsidiary to maintain its corporate, partnership or limited liability company existence and its good standing in the state of its formation and in each other jurisdiction in which its ownership or lease of property or the nature of its businesses make such qualification necessary (except for such jurisdictions in which such failure to be so qualified individually or in the aggregate would not result in a Material Adverse Effect).
          Section 6.05 Insurance.
          Maintain, and cause each Subsidiary to maintain, with financially responsible insurance companies (or through self insurance to the extent consistent with prudent business practice) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice.
          Section 6.06 Compliance with Laws.
          Comply, and cause each of its Subsidiaries to comply, in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
          Section 6.07 Access.
          Upon reasonable prior notice, and except as may otherwise be required or restricted by applicable Law, afford, and shall cause each of its Subsidiaries to afford, the officers, employees, counsel, accountants and other authorized representatives of the Administrative Agent and each Lender reasonable access, during normal business hours, to its executive officers, to its properties, books, contracts and records and furnish promptly all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of the Borrower or its Subsidiaries; provided that no investigation pursuant to this Section 6.07 shall affect or be deemed to modify any representation or warranty made by the Borrower in this Agreement; provided that neither the Borrower nor any of its Subsidiaries shall be required to provide information (a) in breach of applicable Law, (b) that is subject to confidentiality obligations or (c) where disclosure would affect attorney-client privilege. All requests for information made pursuant to this Section 6.07 shall be directed to an executive officer of the Borrower or such other Person as may be designated by its executive officers. Each Lender shall attempt to coordinate such rights with those of the Administrative Agent.

          Section 6.08 Payment Taxes and Other Obligations.
          Pay its obligations, including Tax liabilities, that if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
          Section 6.09 New Material Subsidiaries.
          Cause each Domestic Subsidiary that shall at any time after the Closing Date become a Material Subsidiary to enter into a Guaranty Supplement no later than thirty (30) days after such Domestic Subsidiary shall become a Material Subsidiary, as determined at the end of each fiscal quarter of the Borrower. No later than forty-five (45) days after the Borrower or such Domestic Subsidiary shall acquire or otherwise own, directly or indirectly, after the Closing Date, any Foreign Subsidiary which is a Material Subsidiary as determined at the end of each fiscal quarter of the Borrower, enter into, or cause such Domestic Subsidiary to enter into, a Pledge Agreement and deliver an opinion of counsel reasonably satisfactory to the Documentation Agent in the jurisdiction of such Foreign Subsidiary whose ownership interests are subject to such Pledge Agreement with respect to the due authorization, enforceability and perfection of such pledge. Provide by the end of each fiscal quarter, an updated Schedule 5.18 to the extent necessary to maintain the accuracy of such Schedule.
          Section 6.10 Maintenance of Properties and Leases.
          Maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to their respective businesses, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.
          Section 6.11 Keeping of Records and Books of Account.
          Maintain and keep proper books of record and accounts which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable law of any Governmental Entity having jurisdiction over Borrower and its Subsidiaries, and in which full, true and correct entries shall be made in all material respects of all their respective dealings and business and financial affairs.

          Section 6.12 Further Assurances.
          Upon the request of the Administrative Agent, each Loan Party shall, from time to time, at its expense, do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to exercise and enforce its rights and remedies hereunder.
          Section 6.13 Transactions With Affiliates.
          Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its respective Affiliates upon fair and reasonable terms no less favorable than the Borrower or Subsidiary could obtain or could be entitled to in a comparable arm’s-length transaction with a Person which is not an Affiliate.
ARTICLE VII
NEGATIVE COVENANTS
          From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Letter of Credit shall remain outstanding or any Loan or other Obligation (other than contingent indemnification obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied:
          Section 7.01 Debt.
          (a) The Borrower shall not, nor shall it permit any Guarantor to, create, incur, assume or suffer to exist any Debt other than:
     (i) Debt under the Loan Documents;
     (ii) Debt outstanding on the Closing Date and described on Schedule 7.01(a) (including any extensions or renewals thereof provided that there is no increase in the principal amount thereof);
     (iii) Debt in respect of any Hedging Agreement with a Lender or any Affiliate of a Lender entered into in the ordinary course of business to manage foreign currency or interest rate risk for the Borrower or any Loan Party;
     (iv) Debt scheduled to mature after the Revolving Credit Maturity Date and the Term Loan Maturity Date;
     (v) Debt of the Borrower to any Subsidiary or Debt of any Subsidiary to the Borrower or any other Subsidiary;

     (vi) Debt (including, without limitation, Capitalized Lease Obligations) secured by Liens described in clause (h) of the definition of Permitted Liens in an aggregate principal amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00);
     (vii) Debt that is convertible into equity interests of the Borrower, issued either pursuant to public issuances or private placements, and whether or not maturing prior to or after the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date; provided that the holders of such Debt have no right to cause such Debt to be purchased, redeemed or otherwise repaid (in whole or in part) in cash prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date.
so long as (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Debt or would result from the incurrence of such Debt and (y) after giving effect to the incurrence of such Debt, on a pro forma basis as if such incurrence of such Debt had occurred on the first (1st) day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower shall be in compliance with the financial covenants set forth in Section 7.04.
          (b) The Borrower shall not permit any of its Subsidiaries that is not a Guarantor, to create, incur, assume or suffer to exist any Debt other than:
     (i) Debt of such Subsidiary to the Borrower or any other Subsidiary;
     (ii) Debt existing on the Closing Date and described on Schedule 7.01(b) (including any extensions or renewals thereof provided that there is no increase in the principal amount thereof and including any additional advances under the Investment Quebec Facility so long as such advances do not exceed Five Million One Hundred Seventy-Five Thousand and 00/100 Canadian Dollars (CDN $5,175,000.00)); and
     (iii) Additional Debt in an aggregate principal amount not to exceed five percent (5%) of Consolidated Net Tangible Assets at any time outstanding;
so long as (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Debt or would result from the incurrence of such Debt and (y) after giving effect to the incurrence of such Debt, on a pro forma basis as if such incurrence of such Debt had occurred on the first (1st) day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower shall be in compliance with the financial covenants set forth in Section 7.04

          Section 7.02 Liens.
          The Borrower and its Subsidiaries shall not at any time create, incur, assume, or suffer to exist any Lien on any of their respective property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except for Permitted Liens.
          Section 7.03 Fiscal Year; Nature of Business, Accounting Policies.
          The Borrower shall not, nor shall it permit any other Subsidiary to, directly or indirectly:
          (a) Substantively alter the general character of its business from that conducted by such Person as of the Closing Date; or
          (b) Change its fiscal year to end on any date other than December 31 of each year.
          (c) Except in the ordinary and usual course of business or as may be required by applicable Law and except to the extent required by GAAP as advised by such party’s regular independent accountants, change any material accounting principle, practice or method in a manner that is inconsistent with past practice.
          Section 7.04 Financial Covenants.
          The Borrower shall:
          (a) Leverage Ratio. Not permit as of the last day of any period of four (4) consecutive fiscal quarters of the Borrower, the ratio of Net Debt to Consolidated EBITDA (the “Leverage Ratio”) to be greater than 3.25 to 1.00.
          (b) Interest Coverage Ratio. Not permit as of the last day of any period of four (4) consecutive fiscal quarters of the Borrower the ratio of Consolidated EBITDA to Consolidated Interest Expense for such 12-month period to be less than 2.00 to 1.00.
          Section 7.05 Liquidations, Mergers and Consolidations.
          The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or other business combination, whether accounted for under GAAP as a purchase or a pooling of interests and regardless of whether the value of the consideration paid or received is comprised of cash, common or preferred stock or other equity interests, or other assets, or sell, lease, transfer, or otherwise dispose of all or substantially all of its assets, provided that:

          (a) any Subsidiary of the Borrower may consolidate with or merge into the Borrower or a Guarantor;
          (b) any Subsidiary of the Borrower may sell, lease transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Guarantor;
          (c) the Borrower or any Subsidiary may consolidate or merge with any Person, provided that (i) if the Borrower is a party to such merger or consolidation, the Borrower is the surviving Person, (ii) at the time of the consolidation or merger, no Event of Default shall have occurred and be continuing or be caused by such consolidation or merger, (iii) after giving effect to such merger or consolidation, (A) any Domestic Subsidiary which becomes a Material Subsidiary shall become a Guarantor and (B) the Borrower shall cause to be pledged pursuant to a Pledge Agreement to the Administrative Agent (x) sixty-five percent (65%) of the ownership interests of any Foreign Subsidiary which is a Material Subsidiary which is owned directly by the Borrower or any Domestic Subsidiary, and (y) sixty-five percent (65%) of the ownership interests of any first-tier Foreign Subsidiary which owns a Foreign Subsidiary which is a Material Subsidiary and deliver a legal opinion as required under Section 6.09, (iv) the consolidation or merger shall not be contested by such Person or the holders of its equity securities and shall be approved by such Person’s board of directors or other governing body and, if the Borrower shall use any portion of the Loans to fund such consolidation or merger, the Borrower also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent governing body) of such Person for such consolidation or merger, and (v) the Borrower shall have provided the Administrative Agent with a certificate stating that such merger or consolidation will not violate any covenants of this Agreement.
          Section 7.06 Dispositions of Assets or Subsidiaries.
          Excluding the payment of cash as consideration for assets purchased by, or services rendered to, the Borrower or any Subsidiary, neither the Borrower nor any of its Subsidiaries shall sell, convey, assign, lease, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of receivables, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares or beneficial interests or partnership interests in Subsidiaries), except:
          (a) any sale, transfer or disposition of surplus, obsolete or worn out assets of the Borrower or a Subsidiary;
          (b) any sale, transfer or lease of inventory by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;

          (c) any sale, transfer or lease of assets by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or by the Borrower to any Subsidiary of the Borrower; or
          (d) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (c) above, which in any one sale, transfer or lease of assets, or in any number of sales, transfers or leases of assets occurring (i) in any consecutive twelve month period involves the sale, transfer or lease of assets having a book value of not more than ten percent (10%) of the Consolidated Tangible Net Assets and (ii) during the term of this Agreement involves the sale, transfer, or lease of assets having a book value of not more than twenty percent (20%) of the Consolidated Tangible Net Assets (in each case, measured with respect to a series of sales, transfers or leases of assets on the day of the first sale).
          Section 7.07 Dividends and Related Distributions.
          Except in connection with (i) share purchased programs of the Borrower, (ii) employee stock purchase programs of the Borrower and its Subsidiaries and (iii) any Compensation and Benefit Plan, the Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, properties, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefore), partnership interests or limited liability company interests other than, directly or indirectly, to the Borrower (each a “Specified Dividend”); provided, however, so long as no Event of Default or Default shall exist immediately prior to or after giving effect to any such Specified Dividend, the Borrower and its Subsidiaries may make or pay any such Specified Dividend (other than any Specified Dividend to any Subsidiary which is not a Guarantor). Except as set forth on Schedule 7.07, the Borrower shall not permit its Subsidiaries to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends or distributions to the Borrower.
          Section 7.08 Changes in Organizational Documents.
          The Borrower shall not, and shall not permit any Loan Party to, amend in any respect its certificate or articles of incorporation or comparable governing instruments without providing at least fifteen (15) days prior written notice to the Administrative Agent and the Lenders and, in the event such change would be materially adverse to the Lenders as determined by the Administrative Agent in its sole but reasonable discretion, obtaining the prior written consent of the Required Lenders.

          Section 7.09 Negative Pledge.
          Except in connection with (i) Capitalized Leases and installment purchase agreements (in each case, as related to the specific assets financed), and (ii) as set forth in the Credit Agreement among RTI-Claro, Inc., the Borrower and National City Bank, Canada Branch dated as of December 27, 2006 and the Investment Quebec Facility (in each case, as related to the assets of RTI-Claro, Inc.), the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with any Person which, in any manner, whether directly or contingently, prohibits, restricts or limits the rights of the Borrower or any Subsidiary from granting any Lien to the Administrative Agent or the Lenders.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          Section 8.01 Events of Default.
          Any of the following shall constitute an Event of Default:
          (a) Non-Payment. (i) The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
          (b) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement or the Transactions, shall be false in any material respect on the date as of which made or deemed made; or
          (c) Specific Covenants. The breach by the Borrower or any Subsidiary of any of the terms or provisions of Sections  6.02, 6.03, 6.04, 6.09 or Article VII or the breach by the Borrower or any Subsidiary of the terms or provisions of Section 6.01 which breach shall continue for a period of five (5) Business Days; or
          (d) Other Defaults. The breach by the Borrower (other than breaches specified in Section 8.01(a), (b) or (c)) or any other Loan Party of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date by which notice of such breach would be required to be given by the Borrower or such other Loan Party under this Agreement or such other Loan Document and (ii) written notice from the Administrative Agent or any Lender to the Borrower or other applicable Loan Party; or

          (e) Cross-Default. The failure by the Borrower or any Subsidiary to make any payment of principal or interest under any agreement or agreements under which any Debt aggregating in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) was created or is governed when due and payable (beyond any applicable grace period), or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled payment) prior to the stated maturity thereof; or
          (f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, rehabilitation, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.01(f) or (vi) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due; or
          (g) Proceedings. (i) Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator, conservator or similar official shall be appointed for the Borrower or any of its Subsidiaries or its property, or a proceeding described in Section 8.01(f)(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days; or
          (h) Solvency. The Borrower or any Guarantor ceases to be Solvent or admits in writing its inability to pay its debts as they mature; or
          (i) Judgments. There is entered against the Borrower or any of its Subsidiaries (i) a final judgment or order for the payment of money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (or multiple judgments or orders for the payment of an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00)) which has not been paid, bonded or otherwise discharged within thirty (30) days after such judgment becomes final, or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect which has not been bonded or discharged within thirty (30) days after such judgment becomes final and, in either case, such judgment or order has not been stayed on appeal or is not otherwise being appropriately contested in good faith; or
          (j) Change of Control. There occurs any Change of Control; or
          (k) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnity obligations with respect to unasserted claims), ceases to be enforceable or in full force and effect other than by reason of a breach of this Agreement by a party hereto other than the Loan Parties; or any Lien granted under the Loan Documents (other than with respect to interests in the Pledged Equity which are not material to the Pledged Equity taken as a whole) shall cease to be enforceable and perfected (except as permitted hereby); or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations (other than contingent indemnity obligations with respect to unasserted claims), or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof.
          (l) ERISA. Any ERISA Event occurs that results in or is reasonably expected to have a Material Adverse Effect.
          Section 8.02 Remedies Upon Event of Default.
          If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
          (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
          Section 8.03 Application of Funds.
          After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent or the Documentation Agent, as applicable, and amounts payable under Article III) payable to the Administrative Agent or the Documentation Agent, as applicable, each in its respective capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
          Section 8.04 Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account.
          (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration by the Lenders that the Loans are, or if the Loans otherwise automatically become, due and payable pursuant to the provisions of Section 8.01, the Issuing Bank may, irrespective of whether they are taking any of the actions described in Section 8.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Issuing Bank on behalf of the Lenders in same day funds at the Issuing Bank’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit issued by the Issuing Bank. If at any time the Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any equal or prior right or claim of any Person other than the Issuing Bank and the Lenders pursuant to this Agreement or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Issuing Bank, pay to the Issuing Bank, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (1) such aggregate Available Amount over (2) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Issuing Bank determines to be free and clear of any such equal or prior right and claim.
          (b) The Borrower hereby authorizes the Issuing Bank to open at any time upon the occurrence and during the continuance of an Event of Default a non-interest bearing account with the Issuing Bank at its address designated in Section 10.02 in the name of the Borrower but in connection with which the Issuing Bank shall be the sole entitlement holder or customer (the “L/C Cash Collateral Account”), and hereby pledges and assigns and grants to the Issuing Bank on behalf of itself and of the Lenders a security interest in the following collateral (the “L/C Cash Collateral Account Collateral”):
     (i) the L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the investment of funds held therein,
     (ii) all L/C Cash Collateral Account Investments from time to time, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account Investments,
     (iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Issuing Bank for or on behalf of the Borrower in substitution for or in addition to any or all of the then existing L/C Cash Collateral Account Collateral,
     (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Cash Collateral Account Collateral, and
     (v) all proceeds of any and all of the foregoing L/C Cash Collateral Account Collateral.
          (c) If requested by the Borrower, the Issuing Bank will, subject to the provisions of clause (e) below, from time to time (i) invest amounts on deposit in the L/C Cash

Collateral Account in such notes, certificates of deposit and other debt instruments as the Borrower may select and the Issuing Bank may approve and (ii) invest interest paid on the notes, certificates of deposit and other instruments referred to in clause (i) above, and reinvest other proceeds of any such notes, certificates of deposit and other instruments which may mature or be sold, in each case in such notes, certificates of deposit and other debt instruments as the Borrower may select and the Issuing Bank may approve (the notes, certificates of deposit and other instruments referred to in clauses (i) and (ii) above being collectively “L/C Cash Collateral Account Investments”). Interest and proceeds that are not invested or reinvested in L/C Cash Collateral Account Investments as provided above shall be deposited and held in the L/C Cash Collateral Account.
          (d) Upon such time as (i) the aggregate Available Amount of all Letters of Credit is reduced to zero and such Letters of Credit are expired or terminated by their terms and all amounts payable in respect thereof, including but not limited to principal, interest, commissions, fees and expenses, have been paid in full in cash, and (ii) no Event of Default has occurred and is continuing under this Agreement, the Issuing Bank will pay and release to the Borrower or at its order (a) accrued interest due and payable on the L/C Cash Collateral Account Investments and in the L/C Cash Collateral Account, and (b) the balance remaining in the L/C Cash Collateral Account after the application, if any, by the Issuing Bank of funds in the L/C Cash Collateral Account to the payment of amounts described in clause (i) of this subsection (d).
          (e) (i) The Issuing Bank may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the L/C Cash Collateral Account against the obligations of the Borrower in respect of Letters of Credit (collectively, the “L/C Cash Collateral Account Obligations”) or any part thereof. The Issuing Bank agrees to notify the Borrower promptly after any such set off and application, provided that the failure of any Issuing Bank to give such notice shall not affect the validity of such set off and application.
     (ii) The Issuing Bank may also exercise in respect of the L/C Cash Collateral Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the “UCC”) (whether or not the UCC applies to the affected L/C Cash Collateral Account Collateral), and may also, without notice except as specified below, sell the L/C Cash Collateral Account Collateral or any part thereof in one or more parcels at public or private sale, at any of the Issuing Bank’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Issuing Bank may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. No Issuing Bank shall be obligated to make any sale of L/C Cash Collateral

Account Collateral regardless of notice of sale having been given. The Issuing Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (iii) Any cash held by any Issuing Bank as L/C Cash Collateral Account Collateral and all cash proceeds received by any Issuing Bank in respect of any sale of, collection from, or other realization upon all or any part of the L/C Cash Collateral Account Collateral may, in the discretion of the Issuing Bank, be held by the Issuing Bank as collateral for, and/or then or at any time thereafter be applied in whole or in part by the Issuing Bank against, all or any part of the L/C Cash Collateral Account Obligations in such order as the Issuing Bank shall elect. Any surplus of such cash or cash proceeds held by any Issuing Bank and remaining after payment in full of all the L/C Cash Collateral Account Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.
          (f) Upon the permanent reduction from time to time of the aggregate Available Amount of all Letters of Credit in accordance with the terms thereof, the Issuing Bank’s shall release to the Borrower amounts from the L/C Cash Collateral Account in an amount equal to each such permanent reduction; provided that no Issuing Bank shall be obligated to reduce the funds or other L/C Cash Collateral Account Collateral then held in the L/C Cash Collateral Account below that level that the Issuing Bank reasonably determines is required to be maintained after taking into consideration any rights or claims of any Persons other than the Issuing Bank.
          (g) In furtherance of the grant of the pledge and security interest pursuant to this Section 8.04, the Borrower hereby agrees with the Administrative Agent and the Issuing Bank that the Borrower shall give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent and the Issuing Bank) to create, preserve, perfect or validate any security interest granted pursuant hereto or to enable the Issuing Bank to exercise and enforce its rights hereunder with respect to such pledge and security interests.
ARTICLE IX
ADMINISTRATIVE AGENT; DOCUMENTATION AGENT
          Section 9.01 Appointment and Authority.
Each of the Lenders and the Issuing Bank hereby irrevocably appoints National City Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints PNC Bank, National Association, to act on its behalf as the Documentation Agent hereunder and under the other Loan Documents and authorizes the Documentation Agent to accept on behalf of each of the Lenders and the Issuing Bank the Loan Documents. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Documentation Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. PNC Bank, National Association, agrees to act as the Documentation Agent on behalf of the Lenders and the Issuing Bank to the extent provided in this Agreement.
          Section 9.02 Rights as a Lender.
          Each Person serving as the Administrative Agent or the Documentation Agent, as applicable, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Documentation Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Documentation Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Documentation Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.
          Section 9.03 Exculpatory Provisions.
          Neither the Administrative Agent nor the Documentation Agent, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Documentation Agent, as applicable:
          (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Documentation Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Documentation Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Documentation Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Documentation Agent or any of their respective Affiliates in any capacity.
Neither the Administrative Agent nor the Documentation Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Documentation Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, or the Issuing Bank.
Neither the Administrative Agent nor the Documentation Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Documentation Agent, as applicable.
          Section 9.04 Reliance by Administrative Agent and/or Documentation Agent.
          The Administrative Agent and/or the Documentation Agent, as applicable, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and/or the Documentation Agent, as applicable, also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and/or the Documentation Agent, as applicable, may presume that such condition is satisfactory to such Lender unless the Administrative Agent or the

Documentation Agent, as applicable, shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and/or the Documentation Agent, as applicable, may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Section 9.05 Delegation of Duties.
          The Administrative Agent and/or the Documentation Agent, as applicable, may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Documentation Agent, as applicable. The Administrative Agent and/or the Documentation Agent, as applicable, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and/or the Documentation Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Documentation Agent, as applicable,.
          Section 9.06 Resignation of Administrative Agent.
          The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          Section 9.07 Non-Reliance on Administrative Agent or Documentation Agent and Other Lenders.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Documentation Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Documentation Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Section 9.08 No Other Duties, Etc.
          Anything herein to the contrary notwithstanding, neither Fifth Third Bank, in its capacity as Co-Lead Arranger, nor PNC Capital Markets LLC, in its capacity as Co-Lead Arranger and/or Sole Bookrunner, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents. The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as documentation agent, any power, duty, responsibility or liability whatsoever under this Agreement or any other Loan Document, provided, however, the Documentation Agent shall have such duties and responsibilities expressly set forth in Section 4.01 of this Agreement.

ARTICLE X
MISCELLANEOUS
          Section 10.01 Amendments, Etc.
          No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 4.01 without the written consent of each Lender;
          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02(a)) without the written consent of such Lender;
          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
          (e) change Section 2.15 or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
          (g) except as otherwise permitted under this Agreement or in the case of any Guarantor which ceases to be a Material Subsidiary release any Guarantor from the Subsidiary Guaranty without the written consent of each Lender;

          (h) release any of the Pledged Equity from the Lien of the Pledge Agreement; provided, however, the Administrative Agent may release Pledged Equity at such time as such Pledged Equity ceases to constitute the capital stock or beneficial or membership interests of a Material Subsidiary or a Foreign Subsidiary that owns a Material Subsidiary that is a Foreign Subsidiary;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          Section 10.02 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.02(b), shall be effective as provided in Section 10.02(b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such

Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
          (d) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          Section 10.03 No Waiver; Cumulative Remedies.
          No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          Section 10.04 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and/or the Documentation Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Documentation Agent, as applicable), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Documentation Agent or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Documentation Agent or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made and Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and Letters of Credit.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Documentation Agent (and any sub-agent thereof), the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. It is understood that the Borrower shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm for all Indemnitees, unless the Indemnitees shall have concluded that representation of all the Indemnitees by the same counsel would be inappropriate due to actual or potential differing interests among them.
          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Documentation Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof), the Documentation Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Ratable Share, (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and/or the Documentation Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent and/or the Documentation Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Sections 2.05(a)(v) and 2.05(b)(vi).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended or unauthorized recipients of any information or other materials distributed by it through telecommunications, electronic or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
          (f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, or Issuing Bank the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          Section 10.05 Payments Set Aside.
          To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Issuing Bank and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Issuing Bank and the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          Section 10.06 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender and no Issuing Bank or Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.06(b), (ii) by way of participation in accordance with Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million and 00/100 Dollars ($5,000,000.00) and increments of One Million and 00/100 Dollars ($1,000,000.00) in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) any assignment of a Commitment must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (such consents not be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (h) Notwithstanding anything to the contrary contained herein, if at any time any Lender that is also the Issuing Bank assigns all of its Revolving Credit Commitment and Loans pursuant to subsection (b) above, such Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as Issuing Bank. If any such Lender resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit issued by it in such capacity outstanding as of the effective date of its resignation as Issuing Bank (including the right to require the Lenders to make Loans or fund participations in respect thereof pursuant to Section 2.19).

          Section 10.07 Treatment of Certain Information; Confidentiality.
          Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and each such Person shall be bound by the provisions of Section 10.07 as if it were a Lender hereunder), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to any agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. With respect to any disclosure made pursuant to clause (c) above, each of the Administrative Agent, the Lenders and the Issuing Bank agrees that it will notify the Borrower as soon as practical in the event of any such disclosure (other than disclosures made at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process.
          For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to the disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          Section 10.08 Right of Setoff.
          If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          Section 10.09 Interest Rate Limitation.
          Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          Section 10.10 Counterparts; Integration; Effectiveness.
          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and the Documentation Agent Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.11 Survival of Representations and Warranties.
          All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof until repayment in full of all Obligations (other than contingent indemnification obligations with respect to unasserted claims). Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
          Section 10.12 Severability.
          If any provision of this Agreement or the other Loan Documents is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.13 Replacement of Lenders.
          If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b)(iv);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
          (d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          Section 10.14 Governing Law; Jurisdiction; Etc.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          (b) Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate Court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the Courts of any jurisdiction.
          (c) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any Court referred to in paragraph (b) of this Section 10.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
          Section 10.15 Waiver of Jury Trial.
          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 10.16 USA PATRIOT Act Notice.
          Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
          Section 10.17 Amendment and Restatement.
          This Agreement amends and restates in its entirety the Existing Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall, subject to this Section 10.17, be superseded hereby. All references to the “Credit Agreement” contained in the other Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrower and the other Loan Parties outstanding under the Existing Credit Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Pledged Equity. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations. The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.
[Remainder of page intentionally left blank; signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BORROWER RTI INTERNATIONAL METALS, INC.
By:
Name:
Title:

THE ADMINISTRATIVE AGENT NATIONAL CITY BANK
By:
Name:
Title:

THE DOCUMENTATION AGENT PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

THE LENDERS CITIBANK, N.A.
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

FIFTH THIRD BANK
By:
Name:
Title:

COMERICA BANK
By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION
By:
Name:
Title:

NATIONAL CITY BANK
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc.,
as investment manager

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

FIRSTMERIT BANK, N.A.
By:
Name:
Title:

TD BANK, N.A.
By:
Name:
Title:

FIRST NATIONAL BANK OF PENNSYLVANIA
By:
Name:
Title:

FIRST COMMONWEALTH BANK
By:
Name:
Title:

TRISTATE CAPITAL BANK
By:
Name:
Title:

Schedule 2.01
To Credit Agreement
Revolving Credit Commitments and Applicable Revolving Credit Percentages

		Applicable Revolving
	Revolving Credit	Credit
Lender	Commitment	Percentage
Citibank, N.A.	$40,243,902.44	20.1219512200%
PNC Bank National Association	$40,243,902.44	20.1219512200%
Fifth Third Bank	$40,243,902.44	20.1219512200%
Comerica Bank	$28,170,731.71	14.08536585550%
KeyBank National Association	$35,000,000.00	17.5000000000%
National City Bank	$16,097,560.97	8.0487804850%
TOTAL:	$200,000,000	100%

Schedule 2.02
To Credit Agreement
Term Loan Commitments and Applicable Term Loan Percentages

		Applicable Term Loan
Lender	Term Loan Commitment	Percentage
Citibank, N.A.	$9,756,097.56	4.3360433600%
PNC Bank National Association	$19,756,097.56	8.7804878044%
Fifth Third Bank	$19,756,097.56	8.7804878044%
Comerica Bank	$6,829,268.29	3.0352303511%
Bank of America, N.A.	$35,000,000.00	15.5555555556%
National City Bank	$18,902,439.03	8.4010840133%
Prudential Retirement Insurance and Annuity Company	$25,000,000.00	11.1111111111%
Wells Fargo Bank, National Association	$25,000,000.00	11.1111111111%
FirstMerit Bank, N.A.	$20,000,000.00	8.8888888889%
TD Bank, N.A.	$15,000,000.00	6.6666666667%
First National Bank of Pennsylvania	$10,000,000.00	4.44444444444%
First Commonwealth Bank	$10,000,000.00	4.44444444444%
TriState Capital Bank	$10,000,000.00	4.44444444444%
TOTAL:	$225,000,000	100%

Schedule 2.10
To Credit Agreement
RTI International Metals, Inc.
$425,000,000 Credit Facility
Pricing Grid and Applicable Margins

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	Level 6
Leverage Ratio		> 0.5:1.0 and	> 1.0:1.0 and	> 1.5:1.0 and	> 2.0:1.0 and
(Net Debt / EBITDA)	≤ 0.5:1.0	≤ 1.0:1.0	≤ 1.5:1.0	≤ 2.0:1.0	≤ 2.5:1.0	>2.5:1.0
Facility Fee	10 bps	12 bps	15 bps	20 bps	25 bps	25 bps

Revolving Loans Applicable Margin for Eurodollar Rate Loans; Letter of Credit Fees	40 bps	48 bps	60 bps	80 bps	100 bps	125 bps

Total Fee on Outstanding Eurodollar Advances	50 bps	60 bps	75 bps	100 bps	125 bps	150 bps

Term Loan Applicable Margin for Eurodollar Rate Loans	200 bps	200 bps	200 bps	200 bps	250 bps	250 bps

Term Loan Applicable Margin for Base Rate Loans	50 bps	50 bps	50 bps	50 bps	100 bps	100 bps
Until the sixtieth (60th) day following the fiscal quarter ended September 30, 2008, the Applicable Margin shall be based upon Level 1 pricing as set forth above. Any change thereafter shall be based upon the financial statements and compliance certificates provided pursuant to Sections 6.01(a), 6.01(b) and 6.01(c) and shall become effective on the date such financial statements and compliance certificates are due in accordance with such Sections.